Exhibit 10.15

CONTRACT AGREEMENT

This CONTRACT AGREEMENT is made this 18th day of January, 2007

BETWEEN

PLANT BIOFUELS CORPORATION SDN BHD (Company No. 625499-X) a company incorporated in Malaysia under the Companies Act 1965 and having its business address at Lot 217, 1st Floor, FAS Avenue, No.1, Jalan Perbandaran Kelana Jaya, 47301 Petaling Jaya, Selangor Darul Ehsan (hereinafter referred to as the "Contract Awarder") of the first part;

AND

OIL-LINE ENGINEERING & ASSOCIATES SDN BHD (Company No. 193811-U) a company incorporated in Malaysia under the Companies Act 1965 and having its business address at No. 2-2, Jalan SS 6/6, Kelana Jaya, 47301 Petaling Jaya, Selangor Darul Ehsan (hereinafter referred to as the "Contractor") of the other part.

(Collectively, “the Parties” and individually, “the Party”)

ARTICLE I
RECITALS

1.1
The Contract Awarder is desirous of constructing and developing a biodiesel plant at Lot No. 122A, Gebeng Industrial Area, Mukim Sungei Karang, Daerah Kuantan, Pahang Darul Makmur (the “Project”) consisting of the following phases of development:

(a)	Phase 1:	Initial 100,000 metric tonnes per year biodiesel plant (refer to attached proposed plant layout for location of Phase 1 area).

(b)	Phase 2:	Additional 100,000 metric tonnes per year biodiesel plant (refer to attached proposed plant layout for location of Phase 2 area).

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1.2	The Contract Awarder is hereby desirous of granting and the Contractor is hereby desirous of accepting a contract to undertake:

(a)
the “Procurement, Construction, Commissioning and Management (“PCCM”) of Civil, Mechanical, Electrical, Piping, Instrumentation and other related technical works, construction and commissioning works” for both the phases of development of the biodiesel plants”; and

(b)	the Inside Battery Limit (ISBL) design of the Project

(the"Works") upon the terms and subject to the conditions stipulated herein below.

1.3
The design of the Works consists of two portions, that is, the Inside Battery Limit (ISBL) Design and the Outside Battery Limit (OSBL) Design. The Contract Awarder shall do the OSBL Design of the Project.

1.4
This Contract Agreement is also pursuant to the Letter of Award issued by the Contract Awarder to the Contractor on 7th July 2006 and the Supplemental Letter of Award issued by the Contract Awarder to the Contractor dated 17th July, 2006.

1.5	The Contractor has already commenced the Works on Phase 1 of the Project.

1.6	For the avoidance of doubt, this Contract Agreement shall comprise the following documents which shall be deemed to form and be read and construed as part of the Contract Agreement:

(a)	The Letter of Award issued by the Contract Awarder to the Contractor on 7th July, 2006;

(b)	The Supplemental Letter of Award issued by the Contract Awarder to the Contractor dated 17th July 2006;

(c)	the General Conditions (Schedule I); and

(d)
any other agreement or agreements reached vide documents and correspondence between the parties hereto post this Contract Agreement, including but not limited to the bill of quantities, approved final drawings and specifications, scope of works and the project schedule.

[hereinafter collectively referred to as “the Contract”]

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ARTICLE II
THE AGREEMENT

2.1
The words and expressions herein except where specifically defined herein shall have the same meanings as are respectively assigned to them in the General Conditions (Schedule I hereof) hereinbefore referred to.

2.2
In consideration of the payment of the Contract Price (hereinafter defined) to be made by the Contract Awarder to the Contractor as hereinafter mentioned, the Contractor hereby covenants with the Contract Awarder to execute and complete the Works in conformity with the provisions of the Contract.

2.3	Subject to the terms and conditions hereinbelow, the Contract shall come into full force and effect on the date of the Contract Agreement.

ARTICLE III
THE CONTRACT PRICE

3.1
The total contract price as agreed between the parties hereto shall be RINGGIT MALAYSIA: ONE HUNDRED AND TEN MILLION ONLY (RM110,000,000.00) exclusive of all duties and taxes (the “Contract Price”). The Contract Price shall be subject to final measurement upon completion of the Works. The breakdown of the Contract Price for each phase of development of the Project shall be as follows:-

(a)	Phase 1 : RINGGIT MALAYSIA: SIXTY MILLION ONLY (RM60,000,000.00) (‘Phase 1 Contract Price’).

(b)	Phase 2: RINGGIT MALAYSIA: FIFTY MILLION ONLY (RM50,000,000.00) (‘Phase 2 Contract Price’).

3.2	The parties hereto hereby agree that the Contract Price is merely a provisional price at the time of execution of this Contract Agreement. The Contract Price shall be determined and finalized upon:

(a)	the due confirmation by the Contract Awarder and the Contractor of further detailed technical specifications in respect of the Works;

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(b)
the subsequent due preparation by the Engineering Consultant (separately appointed by the Contract Awarder) of the conceptual design and the engineering construction drawings in respect of the OSBL Design of the Project;

(c)	the subsequent due preparation by the Contractor of the conceptual design and the engineering construction drawings in respect of the ISBL Design of the Project;

(d)	variation orders as envisaged under Article X hereunder;

(e)	final measurement upon completion of the Works; and

(f)
the provisions of Clause 13.7 of the General Conditions, in that,  in the event of changes in government legislation resulting in the cost of labour, goods and other inputs to the Works escalating by more than FIVE PERCENT (5%), the parties hereto shall be at liberty to re-visit and re-negotiate in good faith the Contract Price.

ARTICLE IV
THE SCOPE OF WORKS UNDER THE CONTRACT

4.1	Work Site

(a)
The Works to be undertaken by the Contractor pursuant to the Contract shall be as set forth hereinbelow, which shall be performed primarily at Lot No. 122A, Gebeng Industrial Area, Mukim Sungei Karang, Daerah Kuantan, Pahang Darul Makmur (hereinafter referred to as the "Work Site").

4.2           The Contractor's Responsibilities

(a)
Execute the Works in accordance with the Contract Awarder's requirements as may be documented in technical drawings, schedules, diagrams and specifications, to be given by the Contract Awarder as well as the Contractor’s ISBL Design, setting forth in detail the requirements for construction of the Works;

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(b)
In respect of ISBL Design of the Project, prepare the detailed engineering drawings, specifications and other such items necessary or appropriate for the completion of the Works, including technical drawings, schedules, diagrams and specifications, setting forth in detail the requirements for construction of the Works;

(c)
Provision of buyers, expediters, procurement and other personnel necessary or appropriate to procure machinery, equipment, materials, supplies, miscellaneous construction items and related services necessary for the completion of the Works;

(d)
Provision of construction managers, supervisors, engineers and other personnel necessary or appropriate to place and administer construction subcontracts, purchase orders and other such agreements necessary for the completion of the Works;

(e)	Provision of managers, engineers, supervisors, foremen, construction workers, skilled and unskilled labour and other personnel necessary or appropriate for the completion of the Works;

(f)
Procure machinery, equipment, materials, supplies, miscellaneous construction items and services (including transportation, utilities and other facilities) necessary or appropriate for the proper execution and completion of the Works;

(g)
Place and administer construction subcontracts, purchase orders and other such agreements necessary for the completion of the Works and supervise and direct the Works using its best skill and attention to ensure that the Works are completed in a good and workmanlike manner;

(h)	Supply the materials, small tools and consumables necessary or appropriate for the completion of the Works;

(i)	Supply major construction tools and equipment necessary or appropriate for the completion of the Works;

(j)	Prepare and furnish the Works schedule and issue updates thereof to the Contract Awarder as and when may be needed;

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(k)
File all documents and obtain all permits and licenses necessary for the Works, except those which are required to be obtained by the Contract Awarder under the Contract; provided that the Contract Awarder will cooperate with the Contractor and take any reasonable actions which are required of the Contract Awarder and/or reasonably requested by the Contractor;

(l)
Except to the extent to be provided by the Contract Awarder pursuant to the express terms of the Contract, to furnish the services of personnel and provide the tools and materials, necessary or appropriate to start up the Works;

(m)
Keep the premises free from accumulation of waste materials or rubbish, and upon the completion of the Works, removal of tools, construction equipment, machinery, surplus materials, waste materials and rubbish, and if the Contractor fails to clean up at the completion of the Works, the Contract Awarder may do so and the cost thereof shall be charged to the Contractor;

(n)	Prepare Variation Orders for approval and execution by the Contract Awarder in accordance with the Contract;

(o)	At reasonable times, during normal business hours, provide access to product data, samples and other technical data for review during construction of the Works;

(p)	Perform testing and commissioning for the Works;

(q)	Provide following guarantees;

i)	Performance Guarantee, for the capacity and product quality will be fit for purpose and the final product is guarantee to meet the requirements of European standard EN14214, ASTM Standard 6751-03.

ii)
Equipment Guarantee, for the equipments and materials to be manufactured/supplied by Contractor which will be for a period of twelve (12) months from the date of hand over to the Contract Awarder by Contractor upon successful testing and commissioning of the equipments/materials and limited to eighteen (18) months after the delivery by Contractor.

(r)	Provide operating manuals and written instructions relating to the operation of all installed and portable equipment provided hereunder;

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(s)	To cooperate with the Contract Awarder in its obtaining of permits and licenses as may be required;

(t)
Furnish a performance bond in the form of an irrevocable and unconditional first call Bank Guarantee (“BG”), for the amount not less than FIVE PERCENT (5%) of the Contract Price or a fixed deposit for the amount not less than TWO PERCENT (2%) of the Contract Price with a licensed bank operating in Malaysia and acceptable to the Contract Awarder to guarantee the satisfactory performance of the Contractor’s obligations under the Contract; and

(u)
Within fourteen (14) days following execution of this Contract Agreement, appoint one or more individuals who shall be authorized to act on behalf of the Contractor and with whom the Contract Awarder may consult at all reasonable times, and whose instructions, requests and decisions will be binding upon the Contractor as to all matters pertaining to the Contract and the performance of the parties hereunder.

4.3          The Contract Awarder's Responsibilities

The Contract Awarder shall at such times as may be required by the Contractor for the successful and expeditious completion of the Works:

(a)
Provide a site prepared and ready for the commencement of the Works and provide the Contractor with right of access to and possession of all parts of the site with effect from the Commencement Dates, as the case may be;

(b)
Provide to the Contractor with the design criteria, surveys, soil test results, Environmental Impact Assessment (EIA) reports, process plant requirements and other information, as may be required by the Contractor from time to time;

(c)	Furnish the Contractor with a conceptual requirement (ISBL and OSBL) of the Project;

(d)
In respect of the OSBL Design of the Project, prepare and furnish the Contractor with the detailed engineering drawings, specifications and other such items necessary or appropriate for the completion of the Works, including technical drawings, schedules, diagrams and specifications, setting forth in detail the requirements for construction of the Works, and provide information customarily necessary for the use of those in the building trades and include documents customarily required for regulatory agency approvals;

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(e)	Pay all sales, consumer, use and similar taxes, fees and import duties to the extent they were in effect on the date hereof;

(f)
Obtain, with the Contractor's assistance and cooperation, all permits and licenses which may be the responsibility of the Contract Awarder's and comply with all applicable laws as elaborated in Sub-Clause 1.13 of the General Conditions;

(g)
Obtain and furnish the Contractor, as and when required by the Contractor, with any and all documents representing any and all approvals given by the relevant authorities, including but not limited to the relevant Customs Department(s) in respect of the import clearance of equipment and machinery required for the purpose of the Works;

(h)	Obtain and pay all expenses involved in obtaining the easements and rights of way necessary for the Contractor to perform the Works;

(i)	Obtain and pay the relevant authorities all expenses and/or required contributions in obtaining the connection of basic amenities and facilities (e.g. electricity, water etc.) to the Work Site;

(j)	Provide interface with and coordination of all work which is being performed by Contract Awarder or contractors other than the Contractor, if any;

(k)
Advice of the existence and location, and undertake the abatement and disposal of all toxic and/or hazardous materials at the Work Site, which may be encountered by the Contractor in the performance of the Works;

(l)
Furnish within seven (7) days of a written request all required reviews and approvals (or other appropriate action) with respect to all samples, estimates, schedules, drawings, specifications, purchase orders, contracts, and other items submitted and/or proposed by the Contractor;

(m)	Provide appropriate on-site representatives and all feed stock necessary or appropriate to start up the Project;

(n)	Make all efforts and perform all things necessary to obtain the Certificate of Fitness from the relevant authorities in respect of the Project upon the completion of the Works by the Contractor;

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(o)
Appoint an individual who shall be authorized to act on behalf of the Contract Awarder, with whom the Contractor may consult at all reasonable times, and whose instructions, requests and decisions will be binding upon the Contract Awarder as to all matters pertaining to this Contract Agreement and the performance of the parties hereunder [Except in respect of Clause 15 of the General Conditions (Schedule 1) (Termination by Contract Awarder)]; and

(p)
To only issue to the Contractor a formal written notice to commence works upon compliance with all applicable laws as elaborated in Sub-Clause 1.13 of the General Conditions and upon receipt of all applicable permits and licenses from the relevant authorities.

ARTICLE V
COMMENCEMENT DATES

5.1
For Phase 2 of the Project, the Contract Awarder shall issue a formal written notice to the Contractor to commence the Works (hereinafter referred to as the "Notice to Proceed"), whereupon the Contractor shall forthwith mobilize its personnel and belongings necessary for the due performance of Phase 2 of the Project.

5.2
The date on which the Contractor shall commence the Works for Phase 1 of the Project shall be 10 July 2006 which is also the Effective Date (as defined in the Letter of Award) and for Phase 2 of the Project shall be that of the date provided in the Notice to Proceed (hereinafter collectively referred to as the "Commencement Dates").

ARTICLE VI
CONTRACT PERIOD - TIME FOR COMPLETION OF WORKS

6.1	For Phase 1, subject to the provisions herein in respect of extension of time, the Contractor shall complete the Works by 31st January 2008 (the "First Completion Date").

6.2	For Phase 2, the completion date is to be mutually agreed by the Parties (“the Second Completion Date”).

6.3	The First Completion Date and the Second Completion Date shall hereinafter be collectively referred to as “the Time for Completion”.

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6.4	The time for completion of the Works for both Phase 1 and Phase 2 shall hereinafter be referred to as “the Contract Period”.

ARTICLE VII
PAYMENT

7.1	This article shall be read in accordance with the provisions of Clause 14 of the General Conditions and the Schedule of Payments and Milestones hereof.

7.2	For Phase 1, the Schedule of Payments and Milestones shall be as follows:-

(a)	Upon mobilization of Contractor’s key personnel, a sum equivalent to TWO PER CENT (2%) of the Phase 1 Contract Price shall be paid to the Contractor.

(b)	Upon Contractor’s commencement of review of engineering works prior to procurement activities, a sum equivalent to THREE PER CENT (3%) of the Phase 1 Contract Price shall be paid to the Contractor.

(c)	Upon Contractor’s commencement of procurement of materials, a sum equivalent to THIRTY FIVE PERCENT (35%) of the Phase 1 Contract Price shall be paid to the Contractor.

(d)	Upon the arrival of the Procurement Material, a sum equivalent to THIRTY PERCENT (30%) of the Phase 1 Contract Price shall be paid to the Contractor.

(e)
The balance of THIRTY PERCENT (30%) of the Phase 1 Contract Price shall be paid to the Contractor by way of monthly progress claim up to successful completion, testing and commissioning of the Works by the Contractor.

7.3           For Phase 2, the Schedule of Payments and Milestones shall be as follows:-

(a)	Upon mobilization of Contractor’s key personnel, a sum equivalent to TWO PER CENT (2%) of the Phase 2 Contract Price shall be paid to the Contractor.

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(b)	Upon Contractor’s commencement of review of engineering works prior to procurement activities, a sum equivalent to THREE PER CENT (3%) of the Phase 2 Contract Price shall be paid to the Contractor.

(c)	Upon Contractor’s commencement of procurement of materials, a sum equivalent to THIRTY FIVE PERCENT (35%) of the Phase 2 Contract Price shall be paid to the Contractor.

(d)	Upon the arrival of the Procurement Material, a sum equivalent to THIRTY PERCENT (30%) of the Phase 2 Contract Price shall be paid to the Contractor.

(e)
The balance of THIRTY PERCENT (30%) of the Phase 2 Contract Price shall be paid to the Contractor by way of monthly progress claim up to successful completion, testing and commissioning of the Works by the Contractor.

7.4	In respect of the scheduled payments above, the Contractor shall submit to the Contract Awarder scheduled progress reports reflecting all progressive work done by the Contractor.

ARTICLE VIII
RETENTION MONEY

8.1
The scheduled payments set out in Article VII above shall each be subjected to a retention sum of TEN PER CENT (10%) of each respective scheduled payment PROVIDED that at any one time during the Contract Period the aggregate of such sums retained shall not exceed an amount equivalent to FIVE PER CENT (5%) of the each respective Phase 1 Contract Price and Phase 2 Contract Price ("Retention Money").

ARTICLE IX
DELAYS, LIQUIDATED DAMAGES AND EXTENSION OF TIME

9.1
In an effort to ensure a continuous work flow towards completing the Works within the Contract Period, the Contract Awarder and the Contractor shall throughout the Contract Period undertake to maintain constant communication and flow of information in good faith between the parties.

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9.2
In the event that the Contractor's works are delayed and/or are anticipated to experience delay due to any reason whatsoever, the Contractor shall forthwith notify the Contract Awarder of the delay and/or the anticipated delay and the accompanying reasons for such delay and/or anticipated delay, whereupon the Contract Awarder shall allow for such extension of the Contract Period and such additional costs as may reasonably be required by the Contractor to complete the Works in question.

9.3
In the event that the Works are not completed within the Contract Period or such extended Contract Period as may be accorded to the Contractor and that such circumstances are a direct and immediate consequence of the Contractor's misdeeds, the Contract Awarder shall be entitled to Liquidated Damages (“LD”) from the Contractor of an agreed sum equivalent to RINGGIT MALAYSIA FIVE THOUSAND (RM5,000.00) Only for each calendar day that work is carried out after the expiry of the Contract Period or extended Contract Period, as the case may be, until its full completion PROVIDED that such LD imposed shall not be more than FIVE PER CENT (5%) of the Contract Price.

ARTICLE X
VARIATIONS

10.1
The Contract Awarder may issue a variation order and/or variation orders for any of the Works, by way of addition, modification or omission. The Contract Awarder shall use its best endeavours to issue all such instructions and/or variation orders in writing.

10.2
Parties hereto shall give due recognition to and endeavour to reach a mutual agreement of the terms and conditions pertaining to any and all additional costs that may be incurred and any extension of time as may be required before the commencement of works pursuant to such variation orders.

10.3
In this respect, however, if the parties fail to reach any agreement on the terms and conditions above mentioned, such inability to reach a consensus shall not be relied upon by any party as a ground to terminate the Contract Agreement.

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ARTICLE XI
DEFECTS LIABILITY PERIOD

11.1
The Defects Liability Period shall be for a period of TWELVE (12) MONTHS which shall commence on the date(s) of mechanical completion upon the completion of the physical works, testing and commissioning of the respective part of the Works by the Contractor.

ARTICLE XII
DEFECTS AND RECTIFICATION THEREOF

12.1
If at any time during the course of the respective part of the Works or during the Defects Liability Period there should appear any defects or faults as a result of the Works, such defects shall immediately be specified by the Contract Awarder and/or any authorized agent, servant, contractor and/or consultant of the Contract Awarder in a Schedule of Defects, which shall be prepared pursuant to a joint inspection of the parties hereto of the areas affected by such defects or faults.

12.2	Any such defects or faults set out in the Schedule of Defects shall then be made good by the Contractor in accordance with the provisions of Clause 11 of the General Conditions (Schedule I hereof).

12.3
Upon the aforesaid rectification, and upon the Contract Awarder expressing its satisfaction of the same, the Contractor shall be absolved of all liabilities that arose and/or may arise thereafter from such defects.

12.4
Any surplus or balance of monies retained and/or withheld by the Contract Awarder in respect of defects shall be released to the Contractor upon the rectification of the defects aforesaid. In this respect, the Contract Awarder shall not unreasonably withhold any monies due to the Contractor as retention monies for the due rectification of defects that may arise during the course of the Works.

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ARTICLE XIII
INSURANCE

13.1	The Contractor shall procure, and maintain at its own cost and expense during performance of the Works, the following insurances:

(a)
Workmen Compensation Insurance and/or any other insurance as required by the laws of Malaysia to provide for payment to its employees employed on or in connection with the Works covered by this Contract Agreement and/or their dependents;

(b)	Erection All Risks Insurance to cover the full replacement value of Contractor's Equipment used, owned, leased or hired by the Contractor; and

(c)
Comprehensive General Liability Insurance for a claim and/or claims arising out of an accident or occurrence resulting in bodily and/or personal injury including death and property damage or destruction to any person or property which shall arise out of or in consequence of the Contractor's performance of the Works.

ARTICLE XIV
DEADLOCK RESOLUTION

14.1
In the event that a deadlock has occurred and/or in the event any misunderstanding, disagreement or dispute shall arise between the parties hereto concerning any aspect of this Contract Agreement, including any dispute touching the validity or the construction, meaning or effect of this Contract Agreement, or the rights or liabilities of the parties hereunder, or any matter arising out of the same, or connected herewith, the parties hereby covenant that, in keeping with the cordial relationship of good faith and mutual trust that exists between them, they will exercise earnest efforts and use their best endeavours to resolve any such misunderstanding, disagreement or dispute in an amicable manner so as to eliminate any discord and avoid any conflict.

14.2
To that end, the parties hereto hereby agree that in the event that any such dispute shall fail to be amicably resolved by and between the parties themselves after earnest efforts have been made to arrive at a mutually acceptable resolution thereof and a period of FOURTEEN (14) DAYS has expired, the matter shall be resolved in accordance with the provisions of Clause 20 of the General Conditions (Schedule I hereof).

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ARTICLE XV
MISCELLANEOUS

15.1          PARTIES' CONSENT

Where this Contract Agreement provides that any particular transaction or matter requires the consent, approval or agreement of any party, such consent, approval or agreement may be given subject to such terms and conditions as that party may impose and any breach of such terms and conditions by any person subject thereto shall ipso facto be deemed to be a breach of the terms of this Contract Agreement.

15.2         COSTS

Any legal fees incurred in the preparation of the Contract shall be borne and paid by each party respectively. The costs of stamp duties and similar charges (if any) imposed by law in connection with the entry into the Contract shall be borne by the Contract Awarder.

15.3         NOTICE

All notices which are required to be given hereunder shall be in writing and shall be sent to the address(es) (including but not limited to the email address or addresses) of the recipient set out in this Contract Agreement or in any or such other address as the recipient may designate by notice given in accordance with the provisions of this subarticle. Any such notice may be delivered in accordance with Clause 1.3 of the General Conditions (Schedule 1) hereto.

15.4         SUCCESSORS BOUND

This Contract Agreement shall be binding on and shall endure for the benefit of the successors and assigns of each of the parties hereto.

15.5         CONTINUING AGREEMENT

All provisions of this Contract Agreement shall so far as they are capable of being performed and observed continue in full force and effect except in respect of those matters then already performed.

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15.6          GOOD FAITH

Each of the parties hereto hereby undertakes with each other to do all things reasonably within its power which are necessary or desirable to give effect to the spirit and intent of this Contract Agreement. In this respect, the parties hereto shall at all times observe and maintain strict business confidence amongst themselves and act fairly, justly and reasonably towards one another and shall instruct their respective officers and employees accordingly of the same. Additionally, the parties hereto shall at all times in their dealing with each other act in their mutual interest and should there arise at any time any matter or thing not provided for herein or as to which there is ambiguity these shall be resolved in the spirit of this Contract Agreement.

15.7         FURTHER ASSURANCE

The parties hereto shall, and shall use their respective reasonable endeavours to procure that any necessary third parties shall, do, execute and perform all such further deeds, documents, assurances, acts and things as any of the parties hereto may reasonably require by notice in writing to the others to carry the provisions of this Contract Agreement into full force and effect.

15.8         TIME OF THE ESSENCE

Time, wherever and whenever mentioned in this Contract Agreement, shall be of the essence.

15.9         LAW

This Contract Agreement shall be governed by and construed in accordance with the laws of Malaysia.

15.10        LANGUAGE

The "ruling language" and "language for communications" as referred to in Clause 1.4 of the General Conditions (Schedule I) shall be English.

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15.11        NO PARTNERSHIP

Nothing in this Contract Agreement shall constitute or be deemed to constitute a partnership between any of the parties hereto and none of them shall have any authority to bind the others in any way.

15.12       WAIVER

No failure to exercise and no delay in exercising on the part of any of the parties hereto of any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right,, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Contract Agreement are cumulative and not exclusive of any rights or remedies otherwise provided by law.

15.13        ILLEGALITY

The illegality, invalidity or unenforceability of any article of this Contract Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other article.

15.14       SEVERABILITY

Each of the articles contained herein shall be construed as independent of every other article to the effect that if any article shall be held to be invalid or unenforceable by a court of law or other competent authority, then such invalidity shall be deleted from this agreement and the remaining articles shall continue to have full force and effect.

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15.15        ENTIRE AGREEMENT

This Contract Agreement, as defined in Clause 1.1.2 (Schedule I hereof), sets forth the full and complete understanding of the Parties with regard to the subject matter hereof as of the date first above stated, and it supersedes any and all agreements and representations made or dated prior thereto with regard to the same subject matter. For the sake of convenience, the Parties may, from time to time, issue purchase orders, work orders, or other such forms. However, the contractual terms and conditions of this Contract Agreement may be supplemented, deleted and/or changed only through formal written amendments to this Contract Agreement, and not through purchase orders, work orders or any other or similar such documents, unless evidenced by a written change order signed by each of the Parties hereto; and any such terms or conditions contained in purchase orders, work orders or any other or similar such documents shall be void and of no force or effect unless evidenced by such change orders.

15.16       INCONSISTENCY

In the event of any inconsistency between the terms in this Contract Agreement with the terms in the General Conditions (Schedule 1), the former shall prevail.

(THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK)

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IN WITNESS WHEREOF the parties hereto have hereunto set their respective hands the day and year first above written.

SIGNED by	)
TAN YEE HEAN	)
For and on behalf of	)
PLANT BIOFUELS	)
CORPORATION SDN. BHD.	)
(Company No.625499-X))
In the presence of:	)
)

SIGNED by	)
NG HUAT CHAI	)
For and on behalf of OIL-LINE	)
ENGINEERING & ASSOCIATES SDN. BHD.	)
(Company No.193811-U))
In the presence of:	)
)

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PROJECT	: PROCUREMENT,
TITLE	CONSTRUCTION,
COMMISSIONING AND
MANAGEMENT OF A 100,000 MT
BIODIESEL PLANT AT GEBENG,
KUANTAN

CONTRACT	: PLANT BIOFUELS
AWARDER	CORPORATION SDN BHD

CONTRACTOR	: OIL-LINE ENGINEERING &
ASSOCIATES SDN BHD

SUBJECT	: CONTRACT AGREEMENT

SCHEDULE 1

General Conditions

CONTENTS

1	GENERAL PROVISIONS	1

1.1	Definitions
1.2	Interpretation
1.3	Communications
1.4	Law and Language
1.5	Documents
1.6	Contract Agreement
1.7	Assignment
1.8	Care and Supply of Documents
1.9	Confidentiality
1.10	Contract Awarder's Use of Contractor's Documents
1.11	Contractor's Use of Contract Awarder's Documents
1.12	Confidential Details
1.13	Compliance with Laws
1.14	Joint and Several Liability

2	THE CONTRACT AWARDER	7

2.1	Right of Access to the Work Site
2.2	Permits, Licences or Approvals
2.3	Contract Awarder's Personnel
2.4	Contract Awarder's Financial Arrangements
2.5	Contract Awarder's Claims

3	THE CONTRACT AWARDER'S ADMINISTRATION	9

3.1	The Contract Awarder's Representative
3.2	Contract Awarder's Other Personnel
3.3	Delegated Persons
3.4	Instructions
3.5	Determinations

4	THE CONTRACTOR	11

4.1	Contractor's General Obligations
4.2	Performance Security
4.3	Contractor's Representative
4.4	Subcontractors
4.5	Nominated Subcontractors
4.6	Co-operation
4.7	Setting Out

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4.8	Safety Procedures
4.9	Quality Assurance
4.10	Work Site Data
4.11	Sufficiency of the Contract Price
4.12	Unforeseeable Difficulties
4.13	Rights of Way and Facilities
4.14	Avoidance of Interference
4.15	Access Route
4.16	Transport of Goods
4.17	Contractor's Equipment
4.18	Protection of the Environment
4.19	Electricity, Water and Gas
4.20	Contract Awarder's Equipment and Free-Issue Material
4.21	Progress Reports
4.22	Security of the Work Site
4.23	Contractor's Operations on Work Site
4.24	Fossils

5	DESIGN	18

5.1	General Design Obligations
5.2	Contractor's Documents
5.3	Contractor's Undertaking
5.4	Technical Standards and Regulations
5.5	Training
5.6	As-Built Documents
5.7	Operation and Maintenance Manuals
5.8	ISBL Design Error

6	STAFF AND LABOUR	21

6.1	Engagement of Staff and Labour
6.2	Rates of Wages and Conditions of Labour
6.3	Persons in the Service of Others
6.4	Labour Laws
6.5	Working Hours
6.6	Facilities for Staff and Labour
6.7	Health and Safety
6.8	Contractor's Superintendence
6.9	Contractor's Personnel
6.10	Records of Contractor's Personnel and Equipment
6.11	Disorderly Conduct

7	PLANT, MATERIALS AND WORKMANSHIP	24

7.1	Manner of Execution
7.2	Samples
7.3	Inspection
7.4	Testing
7.5	Rejection
7.6	Remedial Work
7.7	Ownership of Plant and Materials
7.8	Royalties

8	COMMENCEMENT, DELAYS AND SUSPENSION	26

8.1	Commencement of Works
8.2	Time for Completion
8.3	Programme
8.4	Extension of Time for Completion
8.5	Delays Caused by Authorities
8.6	Rate of Progress
8.7	Delay Damages
8.8	Suspension of Work
8.9	Consequences of Suspension
8.10	Payment for Plant and Materials in Event of Suspension
8.11	Prolonged Suspension
8.12	Resumption of Work

9	TESTS ON COMPLETION	30

9.1	Contractor's Obligations
9.2	Delayed Tests
9.3	Retesting

10	CONTRACT AWARDER'S TAKING OVER	32

10.1	Taking Over of the Works and Sections
10.2	Taking Over of Parts of the Works
10.3	Interference with Tests on Completion

11	DEFECTS LIABILITY	33

11.1	Completion of Outstanding Work and Remedying Defects
11.2	Cost of Remedying Defects
11.3	Extension of Defects Notification Period
11.4	Failure to Remedy Defects
11.5	Removal of Defective Work
11.6	Further Tests
11.7	Right of Access
11.8	Contractor to Search
11.9	Performance Certificate
11.10	Unfulfilled Obligations
11.11	Clearance of Work Site

12	TESTS AFTER COMPLETION	36

12.1	Procedure for Tests after Completion
12.2	Delayed Tests
12.3	Retesting
12.4	Failure to Pass Tests after Completion

13	VARIATIONS AND ADJUSTMENTS	38

13.1	Right to Vary
13.2	Value Engineering
13.3	Variation Procedure
13.4	Payment in Applicable Currencies
13.5	Provisional Sums
13.6	Daywork
13.7	Adjustments for Changes in Legislation

14	CONTRACT PRICE AND PAYMENT	40

14.1	The Contract Price
14.2	Not used
14.3	Application for Interim Payments
14.4	Schedule of Payments
14.5	Plant and Materials intended for the Works
14.6	Interim Payments
14.7	Timing of Payments
14.8	Delayed Payment
14.9	Payment of Retention Money
14.10	Statement at Completion
14.11	Application for Final Payment
14.12	Discharge
14.13	Final Payment
14.14	Cessation of Contract Awarder's Liability
14.15	Currencies of Payment

15	TERMINATION BY CONTRACT AWARDER	45

15.1	Notice to Correct
15.2	Termination by Contract Awarder
15.3	Valuation at Date of Termination
15.4	Payment after Termination
15.5	Contract Awarder's Entitlement to Termination

16	SUSPENSION AND TERMINATION BY CONTRACTOR	47

16.1	Contractor's Entitlement to Suspend Work
16.2	Termination by Contractor
16.3	Cessation of Work and Removal of Contractor's Equipment
16.4	Payment on Termination

17	RISK AND RESPONSIBILITY	49

17.1	Indemnities
17.2	Contractor's Care of the Works
17.3	Contract Awarder's Risks
17.4	Consequences of Contract Awarder's Risks
17.5	Intellectual and Industrial Property Rights
17.6	Limitation of Liability

18	INSURANCE	52

18.1	General Requirements for Insurances
18.2	Insurance for Works and Contractor's Equipment
18.3	Insurance against Injury to Persons and Damage to Property
18.4	Insurance for Contractor's Personnel

19	FORCE MAJEURE	55

19.1	Definition of Force Majeure
19.2	Notice of Force Majeure
19.3	Duty to Minimise Delay
19.4	Consequences of Force Majeure
19.5	Force Majeure Affecting Subcontractor
19.6	Optional Termination, Payment and Release
19.7	Releases from Performance under the Law

v

20	CLAIMS, DISPUTES AND ARBITRATION	57

20.1	Contractor's Claims
20.2	Appointment of the Dispute Adjudication Board
20.3	Failure to Agree Dispute Adjudication Board
20.4	Obtaining Dispute Adjudication Board's Decision
20.5	Amicable Settlement
20.6	Arbitration
20.7	Failure to Comply with Dispute Adjudication Board's Decision
20.8	Expiry of Dispute Adjudication Board's Appointment

1.	General Provisions

1.1	Definitions

In these General Conditions ("these Conditions"), the following words and expressions shall have the meanings stated. Words indicating persons or parties include corporations and other legal entities, except where the context requires otherwise.

The Contract

1.1.1.
"Contract" means the Contract Agreement, these Conditions, the Contract Awarder's Requirements (if any), the Tender (if any), and the further documents which are listed in Article 1.6 of the Contract Agreement.

1.1.2	"Contract Agreement" means the contract agreement referred to in Article 1.6 [Contract Agreement], including any annexed memoranda.

1.1.3
"Contract Awarder's Requirements" means the document entitled Contract Awarder's requirements, as included in the Contract, and any additions and modifications to such document in accordance with the Contract. Such document specifies the purpose, scope, and/or design and/or other technical criteria, for the Works. Such documents also include, in respect of the OSBL Design, the detailed engineering drawings, specifications and other such items necessary or appropriate for the completion of the Works, including technical drawings, schedules, diagrams and specifications, setting forth in detail the requirements for the construction of the Works, and all other documents as provided by the Contract Awarder under Article 4.3 of the Contract Agreement.

1.1.4
"Tender" means the Contractor's signed offer for the Works and all other documents which the Contractor submitted therewith (other than these Conditions and the Contract Awarder's Requirements, if so submitted) (if any), as included in the Contract.

1.1.5	"Performance Guarantees" and "Schedule of Payments" mean the documents so named (if any), as included in the Contract.

Parties and Persons

1.1.6	"Party" means the Contract Awarder or the Contractor, as the context requires.

1.1.7	"Contract Awarder" means the person named as Contract Awarder in the Contract Agreement and the legal successors in title to this person.

1.1.8	"Contractor" means the person(s) named as contractor in the Contract Agreement and the legal successors in title to this person(s).

1.1.9
"Contract Awarder's Representative" means the person named by the Contract Awarder in the Contract or appointed from time to time by the Contract Awarder under Clause 3.1 [The Contract Awarder's Representative], who acts on behalf of the Contract Awarder.

1.1.10
"Contractor's Representative" means the person named by the Contractor in the Contract or appointed from time to time by the Contractor under Clause 4.3 [Contractor's Representative], who acts on behalf of the Contractor.

1.1.11
"Contract Awarder's Personnel" means the Contract Awarder's Representative, the assistants referred to in Clause 3.2 [Contract Awarder's Other Personnel] and all other staff, labour and other employees of the Contract Awarder and of the Contract Awarder's Representative; and any other personnel notified to the Contractor, by the Contract Awarder or the Contract Awarder's Representative, as Contract Awarder's Personnel.

1.1.12
"Contractor's Personnel" means the Contractor's Representative and all personnel whom the Contractor utilises on Work Site, who may include the staff, labour and other employees of the Contractor and of each Subcontractor; and any other personnel assisting the Contractor in the execution of the Works.

1.1.13
"Subcontractor" means any person named in the Contract as a subcontractor, or any person appointed as a subcontractor, for a part of the Works; and the legal successors in title to each of these persons.

1.1.14
"DAB" means the person or three persons so named in the Contract, or other person(s) appointed under Sub-Clause 20.2 [Appointment of the Dispute Adjudication Board] or Sub-Clause 20.3 [Failure to Agree Dispute Adjudication Board].

Dates, Tests, Periods and Completion

1.1.15	"Base Date" means the date 28 days prior to the latest date for and Completion submission of the Tender.

1.1.16	"Commencement Date" means the date notified under Sub-Clause 8.1 [Commencement of Works], unless otherwise defined in the Contract Agreement.

1.1.17
"Time for Completion" means the time for completing the Works or a Section (as the case may be) under Sub-Clause 8.2 [Time for Completion], with any extension under Sub-Clause 8.4 [Extension of Time for Completion], calculated from the Commencement Date.

1.1.18
"Tests on Completion" means the tests which are specified in the Contract or agreed by both Parties or instructed as a Variation, and which are carried out under Clause 9 [Tests on Completion] before the Works or a Section (as the case may be) are taken over by the Contract Awarder.

1.1.19	"Taking-Over Certificate" means a certificate issued under Clause 10 [Contract Awarder's Taking Over].

1.1.20
"Tests after Completion" means the tests (if any) which are specified in the Contract and which are carried out under Clause 12 [Tests after Completion] after the Works or a Section (as the case may be) are taken over by the Contract Awarder.

1.1.21
"Defects Notification Period" means the period for notifying defects in the Works or a Section (as the case may be) under Sub-Clause 11.1 [Completion of Outstanding Work and Remedying Defects], with any extension under Sub-Clause 11.3 [Extension of Defects Notification Period], calculated from the date on which the Works or Section is completed as certified under Sub-Clause 10.1 [Taking Over of the Works and Sections]. If no such period is stated, the period shall be one year.

1.1.22	"Performance Certificate" means the certificate issued under Sub-Clause 11.9 [Performance Certificate].

1.1.23	"day" means a calendar day and "year" means 365 days.

Money and Payments

1.1.24
"Contract Price" means the agreed amount stated in the Contract Agreement for the completion of the Works and the remedying of any defects, and includes adjustments (if any) in accordance with the Contract.

1.1.25	"Cost" means all expenditure reasonably incurred (or to be incurred) by the Contractor, whether on or off the Work Site, including overhead and similar charges, but does not include profit.

1.1.26	"Final Statement" means the statement defined in Sub-Clause 14.11 [Application for Final Payment].

1.1.27	"Foreign Currency" means a currency in which part (or all) of the Contract Price is payable, but not the Local Currency.

1.1.28	"Local Currency" means the currency of the Country.

1.1.29
"Provisional Sum" means a sum (if any) which is specified in the Contract as a provisional sum, for the execution of any part of the Works or for the supply of Plant, Materials or services under Sub-Clause 13.5 [Provisional Sums].

1.1.30
"Retention Money" means the accumulated retention moneys which the Contract Awarder retains under Sub-Clause 14.3 [Application for Interim Payments] and pays under Sub-Clause 14.9 [Payment of Retention Money].

1.1.31	"Statement" means a statement submitted by the Contractor as part of an application for payment under Clause 14 [Contract Price and Payment].

Works and Goods

1.1.32
"Contractor's Equipment" means all apparatus, machinery, vehicles and other things required for the execution and completion of the Works and the remedying of any defects. However, Contractor's Equipment excludes Temporary Works, Contract Awarder's Equipment (if any), Plant, Materials and any other things intended to form or forming part of the Permanent Works.

1.1.33	"Goods" means Contractor's Equipment, Materials, Plant and Temporary Works, or any of them as appropriate.

1.1.34
 "Materials" means things of all kinds (other than Plant) intended to form or forming part of the Permanent Works, including the supply-only materials (if any) to be supplied by the Contractor under the Contract.

1.1.35	"Permanent Works" means the permanent works to be designed (ISBL), procured, constructed, commissioned and managed by the Contractor under the Contract.

1.1.36	"Plant"" means the apparatus, machinery and vehicles intended to form or forming part of the Permanent Works.

1.1.37	"Section" means a part of the Works specified in the Contract Agreement as a Section (if any).

1.1.38
"Temporary Works" means all temporary works of every kind (other than Contractor's Equipment) required on Work Site for the execution and completion of the Permanent Works and the remedying of any defects.

1.1.39
"Works" mean the Permanent Works and the Temporary Works, or either of them as appropriate and in particular, as defined in Article 1.2 of the Contract Agreement and shall mean Phase 1 or Phase 2 (as defined in Article 1.1 of the Contract Agreement) or both, as the case may be.

Other Definitions

1.1.40
 "Contractor's Documents" means the calculations, computer programs and other software, drawings, manuals, models and other documents of a technical nature supplied by the Contractor under the Contract; as described in Sub-Clause 5.2 [Contractor's Documents].

1 1.41	"Country" means the country in which the Work Site (or most of it) is located, where the Permanent Works are to be executed.

1 1.42
"Contract Awarder's Equipment" means the apparatus, machinery and vehicles (if any) made available by the Contract Awarder for the use of the Contractor in the execution of the Works, as stated in the Contract Awarder's Requirements; but does not include Plant which has not been taken over by the Contract Awarder.

1 1.43	"Force Majeure" is defined in Clause 19 [Force Majeure].

1 1.44	"Laws" means all national (or state) legislation, statutes, ordinances and other laws, and regulations and by-laws of any legally constituted public authority.

1 1.45	"Performance Security" means the security (or securities, if any) under Sub-Clause 4.2 [Performance Security].

1.1.46
"Work Site" means the places where the Permanent Works are to be executed and to which Plant and Materials are to be delivered and in particular, Lot No.122A, Gebeng Industrial Area, Mukim Sungei Karang, Daerah Kuantan, Pahang Darul Makmur.

1.1.47	"Variation" means any change to the Contract Awarder's Requirements or the Works, which is instructed or approved as a variation under Clause 13 [Variations and Adjustments].

1.2	Interpretation

In the Contract, except where the context requires otherwise:

(a)	words indicating one gender include all genders;

(b)	words indicating the singular also include the plural and words indicating the plural also include the singular;

(c)	provisions including the word "agree", "agreed" or "agreement" require the agreement to be recorded in writing, and

(d)	"written" or "in writing" means hand-written, type-written, printed or electronically made, and resulting in a permanent record.

The marginal words and other headings shall not be taken into consideration in the interpretation of these Conditions.

1.3	Communications

Wherever these Conditions provide for the giving or issuing of approvals, certificates, consents, determinations, notices and requests, these communications shall be:

(a)	in writing and delivered by hand (against receipt), sent by mail or courier, or transmitted using electronic mail (e-mail); and

(b)	delivered, sent or transmitted to the address for the recipient's communications as stated in the Contract. However:

(i)	if the recipient gives notice of another address, communications shall thereafter be delivered accordingly; and

(ii)	if the recipient has not stated otherwise when requesting an approval or consent, it may be sent to the address from which the request was issued.

Approvals, certificates, consents and determinations shall not be unreasonably withheld or delayed.

1.4	Law and Language

The Contract shall be governed by the law of the country (or other jurisdiction) stated in the Contract Agreement.

If there are versions of any part of the Contract which are written in more than one language, the version which is in the ruling language stated in the Contract Agreement shall prevail.

The language for communications shall be that stated in the Contract Agreement. If no language is stated there, the language for communications shall be the language in which the Contract (or most of it) is written.

1.5	Documents

The documents forming the Contract are to be taken as mutually explanatory of one another and are as follows:

(a)	the Letter of Award issued by the Contract Awarder to the Contractor on 7th July, 2006;
(b)	the Supplemental Letter of Award issued by the Contract Awarder to the Contractor dated 17th July 2006;
(c)           these General Conditions; and
(d)
any other agreement or agreements reached vide documents and correspondence between the parties hereto post the Contract Agreement including but not limited to the bill of quantities, approved final drawings and specifications, scope of works and the project schedule.

1.6	Contract Agreement

The Contract shall come into full force and effect on the date stated in the Contract Agreement. Any legal costs incurred in the preparation of the Contract shall be borne and paid by each party respectively. The costs of stamp duties and similar charges (if any) imposed by law in connection with entry into the Contract shall be borne by the Contract Awarder.

1.7	Assignment

Neither Party shall assign the whole or any part of the Contract or any benefit or interest in or under the Contract. However, either Party:

(a)	may assign the whole or any part with the prior agreement of the other Party, at the sole discretion of such other Party, and

(b)	may, as security in favour of a bank or financial institution, assign its right to any moneys due, or to become due, under the Contract.

1.8           Care and Supply of Documents

Each of the Contractor's Documents shall be in the custody and care of the Contractor, unless and until taken over by the Contract Awarder. Unless otherwise stated in the Contract, the Contractor shall supply to the Contract Awarder six copies of each of the Contractor's Documents.

The Contractor shall keep, on the Work Site, a copy of the Contract, publications named in the Contract Awarder's Requirements, the Contractor's Documents, and Variations and other communications given under the Contract. The Contract Awarder's Personnel shall have the right of access to all these documents at all reasonable times.

If a Party becomes aware of an error or defect of a technical nature in a document which was prepared for use in executing the Works, the Party shall promptly give notice to the other Party of such error or defect.

1.9	Confidentiality

Both Parties shall treat the details of the Contract as private and confidential, except to the extent necessary to carry out obligations under it or to comply with applicable Laws. The Contractor shall not publish, permit to be published, or disclose any particulars of the Works in any trade or technical paper or elsewhere without the previous agreement of the Contract Awarder.

1.10	Contract Awarder's Use of Contractor's Documents

As between the Parties, the Contractor shall retain the copyright and other intellectual property rights in the Contractor's Documents and other design documents made by (or on behalf of) the Contractor (if any).

The Contractor shall be deemed (by signing the Contract) to give to the Contract Awarder a non-terminable transferable non-exclusive royalty-free licence to copy, use and communicate the Contractor's Documents, including making and using modifications of them. This licence shall:

(a)	apply throughout the actual or intended working life (whichever is longer) of the relevant parts of the Works,

(b)
entitle any person in proper possession of the relevant part of the Works to copy, use and communicate the Contractor's Documents for the purposes of completing, operating, maintaining, altering, adjusting, repairing and demolishing the Works, and

(c)
in the case of Contractor's Documents which are in the form of computer programs and other software, permit their use on any computer on the Work Site and other places as envisaged by the Contract, including replacements of any computers supplied by the Contractor.

The Contractor's Documents and other design documents made by (or on behalf of) the Contractor  (if any) shall not, without the Contractor's consent, be used, copied or communicated to a third party by (or on behalf of) the Contract Awarder for purposes other than those permitted under this Sub-Clause.

1.11	Contractor's Use of Contract Awarder's Documents

As between the Parties, the Contract Awarder shall retain the copyright and other intellectual property rights in the Contract Awarder's Requirements and other documents made by (or on behalf of) the Contract Awarder. The Contractor may, at his cost, copy, use and obtain communication of these documents for the purposes of the Contract.

They shall not, without the Contract Awarder's consent, be copied, used or communicated to a third party by the Contractor, except as necessary for the purposes of the Contract.

1.12	Confidential Details

The Contractor shall not be required to disclose, to the Contract Awarder, any information which the Contractor described in the Tender as being confidential. The Contractor shall disclose any other information which the Contract Awarder may reasonably require in order to verify the Contractor's compliance with the Contract.

1.13	Compliance with Laws

(a)	The Contractor shall, in performing the Contract, comply with applicable Laws.

1.14	Joint and Several Liability

If the Contractor constitutes (under applicable Laws) a joint venture, consortium or other unincorporated grouping of two or more persons:

(a)	these persons shall be deemed to be jointly and severally liable to the Contract Awarder for the performance of the Contract;

(b)	these persons shall notify the Contract Awarder of their leader who shall have authority to bind the Contractor and each of these persons; and

(c)	the Contractor shall not alter its composition or legal status without the prior consent of the Contract Awarder.

2.	The Contract Awarder

2.1	Right of Access to the Work Site

The Contract Awarder shall give the Contractor right of access to and possession of all parts of the Work Site within such time (or times) as shall necessarily be required by the Contractor. The Contract Awarder shall give to the Contractor possession of any and all foundation, structure, plant or means of access with effect from the Commencement Date. However, the Contract Awarder may withhold any such right or possession until the Performance Security has been received.

If the Contractor suffers delay and/or incurs Cost as a result of a failure by the Contract Awarder to give any such right or possession within such time, the Contractor shall give notice to the Contract Awarder and shall be entitled subject to Sub-Clause 20.1 [Contractor's Claims] to:

(a)	an extension of time for any such delay, if completion is or will be delayed, under SubClause 8.4 (Extension of Time for Completion], and

(b)	payment of any such Cost plus reasonable profit, which shall be added to the Contract Price.

After receiving this notice, the Contract Awarder shall proceed in accordance with Sub-Clause 3.5 [Determinations] to agree or determine these matters.

However, if and to the extent that the Contract Awarder's failure was caused by any error or delay by the Contractor, including an error in, or delay in the submission of any of the Contractor's Documents, the Contractor shall not be entitled to such extension of time, Cost or profit.

2.2	Permits, Licences or Approvals

The Contract Awarder shall (where he is in a position to do so) provide reasonable assistance to the Contractor at the request of the Contractor:

(a)	by obtaining copies of the Laws of the Country which are relevant to the Contract but are not readily available, and

(b)	for the Contractor's applications for any permits, licences or approvals required by the Laws of the Country:

(i)	which the Contractor is required to obtain under Sub-Clause 1.13 [Compliance with Laws],
(ii)	for the delivery of Goods, including clearance through customs, and
(iii)	for the export of Contractor's Equipment when it is removed from the Work Site.

2.3	Contract Awarder's Personnel

The Contract Awarder shall be responsible for ensuring that the Contract Awarder's Personnel and the Contract Awarder's other contractors on the Work Site:

(a)	co-operate with the Contractor's efforts under Sub-Clause 4.6 [Co-operation], and

(b)
take actions similar to those which the Contractor is required to take under subparagraphs (a), (b) and (c) of Sub-Clause 4.8 [Safety Procedures] and under SubClause 4.18 [Protection of the Environment].

2.4	Contract Awarder's Financial Arrangements

The Contract Awarder shall submit, within 28 days after receiving any request from the Contractor, reasonable evidence that financial arrangements have been made and are being maintained which will enable the Contract Awarder to pay the Contract Price (as estimated at that time) in accordance with Clause 14 [Contract Price and Payment]. If the Contract Awarder intends to make any material change to his financial arrangements, the Contract Awarder shall give notice to the Contractor with detailed particulars.

2.5	Contract Awarder's Claims

If the Contract Awarder considers himself to be entitled to any payment under any Clause of these Conditions or otherwise in connection with the Contract, and/or to any extension of the Defects Notification Period, he shall give notice and particulars to the Contractor. However, notice is not required for payments due under Sub-Clause 4.19 [Electricity, Water and Gas], under SubClause 4.20 [Contract Awarder's Equipment and Free-Issue Material], or for other services requested by the Contractor.

The notice shall be given as soon as practicable after the Contract Awarder became aware of the event or circumstances giving rise to the claim. A notice relating to any extension of the Defects Notification Period shall be given before the expiry of such period.

The particulars shall specify the Clause or other basis of the claim, and shall include substantiation of the amount and/or extension to which the Contract Awarder considers himself to be entitled in connection with the Contract. The Contract Awarder shall then proceed in accordance with Sub-Clause 3.5 [Determinations] to agree or determine (i) the amount (if any) which the Contract Awarder is entitled to be paid by the Contractor, and/or (ii) the extension (if any) of the Defects Notification Period in accordance with Sub-Clause 11.3 [Extension of Defects Notification Period].

The Contract Awarder may deduct this amount from any moneys due, or to become due, to the Contractor. The Contract Awarder shall only be entitled to set off against or make any deduction from an amount due to the Contractor, or to otherwise claim against the Contractor, in accordance with this Sub-Clause or with sub-paragraph (a) and/or (b) of Sub-Clause 14.6 [Interim Payments].

3.	The Contract Awarder's Administration

3.1	The Contract Awarder's Representative

The Contract Awarder may appoint a Contract Awarder's Representative to act on his behalf under the Contract. In this event, he shall give notice to the Contractor of the name, address, duties and authority of the Contract Awarder's Representative.

The Contract Awarder's Representative shall carry out the duties assigned to him, and shall exercise the authority delegated to him, by the Contract Awarder. Unless and until the Contract Awarder notifies the Contractor otherwise, the Contract Awarder's Representative shall be deemed to have the full authority of the Contract Awarder under the Contract, except in respect of Clause 15 [Termination by Contract Awarder].

If the Contract Awarder wishes to replace any person appointed as Contract Awarder's Representative, the Contract Awarder shall give the Contractor not less than 14 days' notice of the replacement's name, address, duties and authority, and of the date of appointment.

3.2	Contract Awarder's Other Personnel

The  Contract Awarder or the Contract Awarder's Representative may from time to time assign duties and delegate authority to assistants, and may also revoke such assignment or delegation. These assistants may include a resident engineer, and/or independent inspectors appointed to inspect and/or test items of Plant and/or Materials. The assignment, delegation or revocation shall not take effect until a copy of it has been received by the Contractor.

Assistants shall be suitably qualified persons, who are competent to carry out these duties and exercise this authority, and who are fluent in the language for communications defined in Sub Clause 1.4 [Law and Language].

3.3	Delegated Persons

All these persons, including the Contract Awarder's Representative and assistants, to whom duties have been assigned or authority has been delegated, shall only be authorised to issue instructions to the Contractor to the extent defined by the delegation. Any approval, check, certificate, consent, examination, inspection, instruction, notice, proposal, request, test, or similar act by a delegated person, in accordance with the delegation, shall have the same effect as though the act had been an act of the Contract Awarder. However:

(a)
unless otherwise stated in the delegated person's communication relating to such act, it shall not relieve the Contractor from any responsibility he has under the Contract, including responsibility for errors, omissions, discrepancies and non-compliances;

(b)	any failure to disapprove any work, Plant or Materials shall not constitute approval, and shall therefore not prejudice the right of the Contract Awarder to reject the work, Plant or Materials; and

(c)
if the Contractor questions any determination or instruction of a delegated person, the Contractor may refer the matter to the Contract Awarder, who shall promptly confirm, reverse or vary the determination or instruction.

3.4	Instructions

The Contract Awarder may issue to the Contractor instructions which may be necessary for the Contractor to perform his obligations under the Contract. Each instruction shall be given in writing and shall state the obligations to which it relates and the Sub-Clause (or other term of the Contract) in which the obligations are specified. If any such instruction constitutes a Variation, Clause 13 [Variations and Adjustments] shall apply.

The Contractor shall take instructions from the Contract Awarder, or from the Contract Awarder's Representative or an assistant to whom the appropriate authority has been delegated under this Clause.

3.5	Determinations

Whenever these Conditions provide that the Contract Awarder shall proceed in accordance with this Sub-Clause 3.5 to agree or determine any matter, the Contract Awarder shall consult with the Contractor in an endeavour to reach agreement. If agreement is not achieved, the Contract Awarder shall make a fair determination in accordance with the Contract, having due regard of all relevant circumstances.

The Contract Awarder shall give notice to the Contractor of each agreement or determination, with supporting particulars. Each Party shall give effect to each agreement or determination, unless the Contractor gives notice, to the Contract Awarder, of his dissatisfaction with a determination within 14 days of receiving it. Either Party may then refer the dispute to the DAB in accordance with Sub-Clause 20.4 [Obtaining Dispute Adjudication Board's Decision].

4.0	The Contractor

4.1	Contractor's General Obligations

The Contractor shall complete the ISBL Design, procure, construct, commission, manage, execute and complete the Works in accordance with the Contract, and shall remedy any defects in the Works. When completed, the Works shall be fit for the purposes for which the Works are intended as defined in the Contract.

The Contractor shall provide the Plant and Contractor's Documents specified in the Contract, and all Contractor's Personnel, Goods, consumables and other things and services, whether of a temporary or permanent nature, required in and for this ISBL design, execution, completion and remedying of defects.

The Works shall include any work implied by the Contract, and all works which (although not mentioned in the Contract) are necessary for stability or for the completion, or safe and proper operation, of the Works.

The Contractor shall be responsible for the adequacy, stability and safety of all Work Site operations, of all methods of construction and of all the Works.

The Contractor shall, whenever required by the Contract Awarder, submit details of the arrangements and methods which the Contractor proposes to adopt for the execution of the Works. No significant alteration to these arrangements and methods shall be made without this having previously been notified to the Contract Awarder.

4.2	Performance Security

The Contractor shall obtain (at his cost) a Performance Bond in the form of an irrevocable and unconditional first call Bank Guarantee, for an amount not less than five percent (5%) of the Contract Price or a fixed deposit for an amount not less than two percent (2%) of the Contract Price [‘the Performance Security’] with a licensed bank operating in Malaysia and acceptable to the Contract Awarder to guarantee the proper performance of the Contractor’s obligations under the Contract. If an amount is not stated in the Contract Agreement, this Sub-Clause shall not apply.

The Contractor shall deliver the Performance Security to the Contract Awarder within 30 calendar days after the date of the Letter of Award. The Performance Security shall be issued by an entity and from within a country (or other jurisdiction) approved by the Contract Awarder, and shall be in the form annexed to the Contract Agreement or in another form approved by the Contract Awarder.

The Contractor shall ensure that the Performance Security is valid and enforceable until the Contractor has executed and completed the Works and remedied any defects. If the terms of the Performance Security specify its expiry date, and the Contractor has not become entitled to receive the Performance Certificate by the date 28 days prior to the expiry date, the Contractor shall extend the validity of the Performance Security until the Works have been completed and any defects have been remedied.

The Contract Awarder shall not make a claim under the Performance Security, except for amounts to which the Contract Awarder is entitled under the Contract in the event of:

(a)
failure by the Contractor to extend the validity of the Performance Security as described in the preceding paragraph, in which event the Contract Awarder may claim the full amount of the Performance Security,

(b)
failure by the Contractor to pay the Contract Awarder an amount due, as either agreed by the Contractor or determined under Sub-Clause 2.5 [Contract Awarder's Claims] or Clause 20 [Claims, Disputes and Arbitration], within 42 days after this agreement or determination,

(c)	failure by the Contractor to remedy a default within 42 days after receiving the Contract Awarder's notice requiring the default to be remedied, or

(d)	circumstances which entitle the Contract Awarder to termination under Sub-Clause 15.2 [Termination by Contract Awarder], irrespective of whether notice of termination has been given.

The Contract Awarder shall indemnify and hold the Contractor harmless against and from all damages, losses and expenses (including legal fees and expenses) resulting from a claim under the Performance Security to the extent to which the Contract Awarder was not entitled to make the claim.

The Contract Awarder shall return the Performance Security to the Contractor within 21 days after the Contractor has become entitled to receive the Performance Certificate.

4.3	Contractor's Representative

The Contractor shall appoint the Contractor's Representative and shall give him all authority necessary to act on the Contractor's behalf under the Contract.

Unless the Contractor's Representative is named in the Contract, the Contractor shall, prior to the Commencement Date, submit to the Contract Awarder for consent the name and particulars of the person the Contractor proposes to appoint as Contractor's Representative. If consent is withheld or subsequently revoked, or if the appointed person fails to act as Contractor's Representative, the Contractor shall similarly submit the name and particulars of another suitable person for such appointment.

The Contractor shall not, without the prior consent of the Contract Awarder, revoke the appointment of the Contractor's Representative or appoint a replacement.

The Contractor's Representative shall, on behalf of the Contractor, receive instructions under Sub-Clause 3.4 [Instructions].

The Contractor's Representative may delegate any powers, functions and authority to any competent person, and may at any time revoke the delegation. Any delegation or revocation shall not take effect until the Contract Awarder has received prior notice signed by the Contractor's Representative, naming the person and specifying the powers, functions and authority being delegated or revoked.

The Contractor's Representative and all these persons shall be fluent in the language for communications defined in Sub-Clause 1.4 [Law and Language].

4.4	Subcontractors

The Contractor shall not subcontract the whole of the Works. The Contractor shall be responsible for the acts or defaults of any Subcontractor, his agents or employees, as if they were the acts or defaults of the Contractor.

4.5	Nominated Subcontractors

In this Sub-Clause, "nominated Subcontractor" means a Subcontractor whom the Contract Awarder, under Clause 13 [Variations and Adjustments], instructs the Contractor to employ as a Subcontractor. The Contractor shall not be under any obligation to employ a nominated Subcontractor against whom the Contractor raises reasonable objection by notice to the Contract Awarder as soon as practicable, with supporting particulars.

4.6           Co-operation

The Contractor shall, as specified in the Contract or as instructed by the Contract Awarder, allow appropriate opportunities for carrying out work to:

(a)	the Contract Awarder's Personnel,
(b)	any other contractors employed by the Contract Awarder, and
(c)	the personnel of any legally constituted public authorities,

who may be employed in the execution on or near the Work Site of any work not included in the Contract.

Any such instruction shall constitute a Variation if and to the extent that it causes the Contractor to incur Cost in an amount which was not reasonably foreseeable by an experienced contractor by the date for submission of the Tender. Services for these personnel and other contractors may include the use of Contractor's Equipment, Temporary Works or access arrangements which are the responsibility of the Contractor.

The Contractor shall be responsible for his construction activities on the Work Site, and shall coordinate his own activities with those of other contractors.

If, under the Contract, the Contract Awarder is required to give to the Contractor possession of any foundation, structure, plant or means of access in accordance with Contractor's Documents, the Contractor shall submit such documents to the Contract Awarder in a timely manner.

4.7	Setting Out

The Contractor shall set out the Works in relation to original points, lines and levels of reference specified in the Contract. The Contractor shall be responsible for the correct positioning of all parts of the Works, and shall rectify any error in the positions, levels, dimensions or alignment of the Works.

4.8	Safety Procedures

The Contractor shall:

(a)	comply with all applicable safety regulations,

(b)	take care of the safety of all persons entitled to be on the Work Site,

(c)	use reasonable efforts to keep the Work Site and Works clear of unnecessary obstruction so as to avoid danger to these persons,

(d)	provide fencing, lighting, guarding and watching of the Works until completion and taking over under Clause 10 [Contract Awarder's Taking Over], and

(e)
provide any Temporary Works (including roadways, footways, guards and fences) which may be necessary, because of the execution of the Works, for the use and protection of the public and of owners and occupiers of adjacent land.

4.9	Quality Assurance

The Contractor shall institute a quality assurance system to demonstrate compliance with the requirements of the Contract. The system shall be in accordance with the details stated in the Contract. The Contract Awarder shall be entitled to audit any aspect of the system.

Details of all procedures and compliance documents shall be submitted to the Contract Awarder for information before each ISBL Design and execution stage is commenced. When any document of a technical nature is issued to the Contract Awarder, evidence of the prior approval by the Contractor himself shall be apparent on the document itself.

Compliance with the quality assurance system shall not relieve the Contractor of any of his duties, obligations or responsibilities under the Contract.

4.10	Work Site Data

The Contract Awarder shall have made available to the Contractor for his information, prior to the Base Date, all relevant data in the Contract Awarder's possession on subsurface and hydrological conditions at the Work Site, including environmental aspects. The Contract Awarder shall similarly make available to the Contractor all such data which come into the Contract Awarder's possession after the Base Date.

The Contractor shall be responsible for verifying and interpreting all such data. The Contract Awarder shall have no responsibility for the accuracy, sufficiency or completeness of such data, except as stated in Sub-Clause 5.1 [General Design Responsibilities].

4.11	Sufficiency of the Contract Price

The Contractor shall be deemed to have satisfied himself as to the correctness and sufficiency of the Contract Price.

Unless otherwise stated in the Contract, the Contract Price covers all the Contractor's obligations under the Contract (including those under Provisional Sums, if any) and all things necessary for the proper ISBL Design, execution and completion of the Works and the remedying of any defects.

4.12	Unforeseeable Difficulties

Except as otherwise stated in the Contract:

(a)	the Contractor shall be deemed to have obtained all necessary information as to risks, contingencies and other circumstances which may influence or affect the Works;

(b)	by signing the Contract, the Contractor accepts total responsibility for having foreseen all difficulties and costs of successfully completing the Works; and

(c)	the Contract Price shall not be adjusted to take account of any unforeseen difficulties or costs.

4.13	Rights of Way and Facilities

The Contract Awarder shall bear all costs and charges for special and/or temporary rights-of-way which may be required, including those for access to the Work Site. The Contract Awarder shall also obtain, at his risk and cost, any additional facilities outside the Work Site which he may require for the purposes of the Works.

4.14	Avoidance of Interference

The Contractor shall not interfere unnecessarily or improperly with:

(a)	the convenience of the public, or

(b)	the access to and use and occupation of all roads and footpaths, irrespective of whether they are public or in the possession of the Contract Awarder or of others.

The Contractor shall indemnify and hold the Contract Awarder harmless against and from all damages, losses and expenses (including legal fees and expenses) resulting from any such unnecessary or improper interference.

4.15	Access Route

The Contractor shall be deemed to have been satisfied as to the suitability and availability of access routes to the Work Site. The Contractor shall use reasonable efforts to prevent any road or bridge from being damaged by the Contractor's traffic or by the Contractor's Personnel. These efforts shall include the proper use of appropriate vehicles and routes.

Except as otherwise stated in these Conditions:

(a)	the Contractor shall (as between the Parties) be responsible for any maintenance which may be required for his use of access routes;
(b)
the Contractor shall provide all necessary signs or directions along access routes, and shall obtain any permission which may be required from the relevant authorities for his use of routes, signs and directions;

(c)	the Contract Awarder shall not be responsible for any claims which may arise from the use or otherwise of any access route;
(d)	the Contract Awarder does not guarantee the suitability or availability of particular access routes; and
(e)	Costs due to non-suitability or non-availability, for the use required by the Contractor, of access routes shall be borne by the Contractor.

4.16	Transport of Goods

Unless otherwise stated in the Contract Agreement:

(a)	the Contractor shall give the Contract Awarder advance notice of the date on which any Plant or a major item of other Goods will be delivered to the Work Site;

(b)	the Contractor shall be responsible for packing, loading, transporting, receiving, unloading, storing and protecting all Goods and other things required for the Works; and

(c)
the Contractor shall indemnify and hold the Contract Awarder harmless against and from all damages, losses and expenses (including legal fees and expenses) resulting from the transport of Goods, and shall negotiate and pay all claims arising from their transport.

4.17	Contractor’s Equipment

The Contractor shall be responsible for Contractor's Equipment. When brought on to the Work Site, Contractor's Equipment shall be deemed to be exclusively intended for the execution of the Works.

4.18	Protection of the Environment

The Contractor shall take all reasonable steps to protect the environment (both on and off the Work Site) and to limit damage and nuisance to people and property resulting from pollution, noise and other results of his operations.

The Contractor shall ensure that emissions, surface discharges and effluent from the Contractor's activities shall not exceed the values prescribed by applicable Laws.

4.19	Electricity, Water and Gas

The Contractor shall, except as stated below, be responsible for the provision of all power, water and other services he may require.

The Contractor shall be entitled to use for the purposes of the Works such supplies of electricity, water, gas and other services as may be available on the Work Site and of which details and prices may be given by the Contract Awarder from time to time. The Contractor shall, at his risk and cost, provide any apparatus necessary for his use of these services and for measuring the quantities consumed.

The quantities consumed and the amounts due (at these prices) for such services shall be agreed or determined in accordance with Sub-Clause 2.5 [Contract Awarder's Claims] and Sub-Clause 3.5 [Determinations]. The Contractor shall pay these amounts to the Contract Awarder.

4.20	Contract Awarder's Equipment and Free-Issue Material

The Contract Awarder shall make the Contract Awarder's Equipment (if any) available for the use of the Contractor in the execution of the Works in accordance with the details, arrangements and prices stated herein (if any). Unless otherwise stated herein:

(a)	the Contract Awarder shall be responsible for the Contract Awarder's Equipment, except that
(b)	the Contractor shall be responsible for each item of Contract Awarder's Equipment whilst any of the Contractor's Personnel is operating it, driving it, directing it or in possession or control of it.

The appropriate quantities and the amounts due (at such stated prices) for the use of Contract Awarder's Equipment shall be agreed or determined in accordance with Sub-Clause 2.5 (Contract Awarder's Claims] and Sub-Clause 3.5 [Determinations]. The Contractor shall pay these amounts to the Contract Awarder.

The Contract Awarder shall supply, free of charge, the "free-issue materials" (if any) in accordance with the details stated herein. The Contract Awarder shall, at his risk and cost, provide these materials at the time and place specified in the Contract. The Contractor shall then visually inspect them, and shall promptly give notice to the Contract Awarder of any shortage, defect or default in these materials. Unless otherwise agreed by both Parties, the Contract Awarder shall immediately rectify the notified shortage, defect or default.

After this visual inspection, the free-issue materials shall come under the care, custody and control of the Contractor. The Contractor's obligations of inspection, care, custody and control shall not relieve the Contract Awarder of liability for any shortage, defect or default not apparent from a visual inspection.

4.21           Progress Reports

Unless otherwise stated in the Contract, monthly progress reports shall be prepared by the Contractor and submitted to the Contract Awarder in six copies. The first report shall cover the period up to the end of the first calendar month following the Commencement Date. Reports shall be submitted monthly.

Reporting shall continue until the Contractor has completed all work which is known to be outstanding at the completion date stated in the Taking-Over Certificate for the Works.

Each report shall include:

(a)
charts and detailed descriptions of progress, including each stage of ISBL Design, Contractor's Documents, procurement, manufacture, delivery to Work Site, construction, erection, testing, commissioning and trial operation;

(b)	photographs showing the status of manufacture and of progress on the Work Site;
(c)	in respect of the manufacture of each main item of Plant and Materials, the name of the manufacturer, manufacture location, percentage progress, and the actual or expected dates of:
(i)	commencement of manufacture,
(ii)	Contractor's inspections,
(iii)	tests, and
(iv)	shipment and arrival at the Work Site;
(d)	the details described in Sub-Clause 6.10 [Records of Contractor's Personnel and Equipment];
(e)	copies of quality assurance documents, test results and certificates of Materials;
(f)	list of Variations, notices given under Sub-Clause 2.5 [Contract Awarder's Claims] and notices given under Sub-Clause 20.1 [Contractor's Claims];
(g)	safety statistics, including details of any hazardous incidents and activities relating to environmental aspects and public relations; and
(h)
comparisons of actual and planned progress, with details of any events or circumstances which may jeopardize the completion in accordance with the Contract, and the measures being (or to be) adopted to overcome delays.

4.22	Security of the Work Site

Unless otherwise stated in the Contract:

(a)	the Contractor shall be responsible for keeping unauthorized persons off the Work Site, and

(b)
authorised persons shall be limited to the Contractor's Personnel and the Contract Awarder's Personnel; and to any other personnel notified to the Contractor, by (or on behalf of) the Contract Awarder, as authorised personnel of the Contract Awarder's other contractors on the Work Site.

4.23	Contractor's Operations on Work Site

The Contractor shall confine his operations to the Work Site, and to any additional areas which may be obtained by the Contractor and agreed by the Contract Awarder as working areas. The Contractor shall take all necessary precautions to keep Contractor's Equipment and Contractor's Personnel within the Work Site and these additional areas, and to keep them off adjacent land.

During the execution of the Works, the Contractor shall keep the Work Site free from all unnecessary obstruction, and shall store or dispose of any Contractor's Equipment or surplus materials. The Contractor shall clear away and remove from the Work Site any wreckage, rubbish and Temporary Works which are no longer required.

Upon the issue of the Taking-Over Certificate for the Works, the Contractor shall clear away and remove all Contractor's Equipment, surplus material, wreckage, rubbish and Temporary Works. The Contractor shall leave the Work Site and the Works in a clean and safe condition. However, the Contractor may retain on Work Site, during the Defects Notification Period, such Goods as are required for the Contractor to fulfill obligations under the Contract.

4.24	Fossils

All fossils, coins, articles of value or antiquity, and structures and other remains or items of geological or archaeological interest found on the Work Site shall be placed under the care and authority of the Contract Awarder. The Contractor shall take reasonable precautions to prevent Contractor's Personnel or other persons from removing or damaging any of these findings.

The Contractor shall, upon discovery of any such finding, promptly give notice to the Contract Awarder, who shall issue instructions for dealing with it. If the Contractor suffers delay and/or incurs Cost from complying with the instructions, the Contractor shall give a further notice to the Contract Awarder and shall be entitled subject to Sub-Clause 20.1 [Contractor's Claims] to:

(a)	an extension of time for any such delay, if completion is or will be delayed, under Sub-Clause 8.4 [Extension of Time for Completion], and

(b)	payment of any such Cost, which shall be added to the Contract Price.

After receiving this further notice, the Contract Awarder shall proceed in accordance with Sub-Clause 3.5 [Determinations] to agree or determine these matters.

5.	Design

5.1	General Design Obligations

The Contractor shall be responsible for the ISBL Design of the Works, except as stated below.

The Contract Awarder shall not be responsible for any error, inaccuracy or omission of any kind in the Contract Awarder's Requirements as originally included in the Contract and shall not be deemed to have given any representation of accuracy or completeness of any data or information, except as stated below. Any data or information received by the Contractor, from the Contract Awarder or otherwise, shall not relieve the Contractor from his responsibility for the execution of the Works.

  However, the Contract Awarder shall be responsible for the correctness of the following portions of the Contract Awarder's Requirements and of the following data and information provided by (or on behalf of) the Contract Awarder:

(a)	portions, data and information which are stated in the Contract as being immutable or the responsibility of the Contract Awarder,

(b)	definitions of intended purposes of the Works or any parts thereof;

(c)	criteria for the testing and performance of the completed Works;

(d)	portions, data and information which cannot be verified by the Contractor, except as otherwise stated in the Contract;

(e)	the design of the Works or any parts thereof;

(f)	any data and information as provided by the Contract Awarder under the Contract Agreement and in particular but without limiting the generality of the foregoing, Article 4.3 thereof.

5.2	Contractor's Documents

The Contractor's Documents shall comprise the technical documents specified in the Contract Awarder's Requirements, documents required to satisfy all regulatory approvals, and the documents described in Sub-Clause 5.6 [As-Built Documents' and Sub-Clause 5.7 [Operation and Maintenance Manuals]. Unless otherwise stated in the Contract Awarder's Requirements, the Contractor's Documents shall be written in the language for communications defined in SubClause 1.4 [Law and Language].

The Contractor shall prepare all Contractor's Documents, and shall also prepare any other documents necessary to instruct the Contractor's Personnel.

If the Contract Awarder's Requirements describe the Contractor's Documents which are to be submitted to the Contract Awarder for review, they shall be submitted accordingly, together with a notice as described below. In the following provisions of this Sub-Clause, (i) "review period" means the period required by the Contract Awarder for review, and (ii) "Contractor's Documents" exclude any documents which are not specified as being required to be submitted for review.

Unless otherwise stated in the Contract Awarder's Requirements, each review period shall not exceed 21 days, calculated from the date on which the Contract Awarder receives a Contractor's Document and the Contractor's notice. This notice shall state that the Contractor's Document is considered ready, both for review in accordance with this Sub-Clause and for use. The notice shall also state that the Contractor's Document complies with the Contract, or the extent to which it does not comply.

The Contract Awarder may, within the review period, give notice to the Contractor that a Contractor's Document fails (to the extent stated) to comply with the Contract. If a Contractor's Document so fails to comply, it shall be rectified, resubmitted and reviewed in accordance with this SubClause, at the Contractor's cost.

For each part of the Works, and except to the extent that the Parties otherwise agree:

(a)	execution of such part of the Works shall not commence prior to the expiry of the review periods for all the Contractor's Documents which are relevant to its design (ISBL) and execution;

(b)	execution of such part of the Works shall be in accordance with these Contractor's Documents, as submitted for review; and

(c)
if the Contractor wishes to modify any ISBL Design or document which has previously been submitted for review, the Contractor shall immediately give notice to the Contract Awarder. Thereafter, the Contractor shall submit revised documents to the Contract Awarder in accordance with the above procedure.

Any such agreement (under the preceding paragraph) or any review (under this Sub-Clause or otherwise) shall not relieve the Contractor from any obligation or responsibility.

5.3	Contractor's Undertaking

The Contractor undertakes that the ISBL Design, the Contractor's Documents, the execution and the completed Works will be in accordance with:

(a)	the Laws in the Country, and
(b)	the documents forming the Contract, as altered or modified by Variations.

5.4	Technical Standards and Regulations

The ISBL Design, Contractor's Documents, the execution and the completed Works shall comply with the Country's technical standards, building, construction and environmental Laws, Laws applicable to the product being produced from the Works, and other standards specified in the Contract Awarder's Requirements, applicable to the Works, or defined by the applicable Laws.

All these Laws shall, in respect of the Works and each Section, be those prevailing when the Works or Section are taken over by the Contract Awarder under Clause 10 [Contract Awarder's Taking Over]. References in the Contract to published standards shall be understood to be references to the edition applicable on the Base Date, unless stated otherwise.

If changed or new applicable standards come into force in the Country after the Base Date, the Contractor shall give notice to the Contract Awarder and (if appropriate) submit proposals for compliance. In the event that:

(a)           the Contract Awarder determines that compliance is required, and
(b)           the proposals for compliance constitute a variation,

then the Contract Awarder shall initiate a Variation in accordance with Clause 13 [Variations and Adjustments].

5.5	Training

The Contractor shall carry out the training of Contract Awarder's Personnel in the operation and maintenance of the Works to the extent specified in the Contract Awarder's Requirements. If the Contract specifies training which is to be carried out before taking-over, the Works shall not be considered to be completed for the purposes of taking-over under Sub-Clause 10.1 [Taking Over of the Works and Sections] until this training has been completed.

5.6	As-Built Documents

The Contractor shall prepare, and keep up-to-date, a complete set of "as-built" records of the execution of the Works, showing the exact as-built locations, sizes and details of the work as executed. These records shall be kept on the Work Site and shall be used exclusively for the purposes of this Sub-Clause. Two copies shall be supplied to *Contract Awarder prior to the commencement of the Tests on Completion.

In addition, the Contractor shall supply to the Contract Awarder as-built drawings of the Works, showing all Works as executed, and submit them to the Contract Awarder for review under Sub-Clause 5.2 [Contractor's Documents]. The Contractor shall obtain the consent of the Contract Awarder as to their size, the referencing system, and other relevant details.

Prior to the issue of any Taking-Over Certificate, the Contractor shall supply to the Contract Awarder the specified numbers and types of copies of the relevant as-built drawings, in accordance with the Contract Awarder's Requirements. The Works shall not be considered to be completed for the purposes of taking-over under Sub-Clause 10.1 [Taking Over of the Works and Sections] until the Contract Awarder has received these documents.

5.7           Operation and Maintenance Manuals

Prior to commencement of the Tests on Completion, the Contractor shall supply to the Contract Awarder provisional operation and maintenance manuals in sufficient detail for the Contract Awarder to operate, maintain, dismantle, reassemble, adjust and repair the Plant.

The Works shall not be considered to be completed for the purposes of taking-over under SubClause 10.1 [Taking Over of the Works and Sections] until the Contract Awarder has received final operation and maintenance manuals in such detail, and any other manuals specified in the Contract Awarder's Requirements for these purposes.

5.8           ISBL Design Error

If errors, omissions, ambiguities, inconsistencies, inadequacies or other defects are found in the Contract Awarder's Requirements, they and the Works shall be corrected at the Contract Awarder's cost, notwithstanding any consent or approval under this Clause.

6.             Staff and Labour

6.1           Engagement of Staff and Labour

Except as otherwise stated in the Contract Awarder's Requirements, the Contractor shall make arrangements for the engagement of all staff and labour, local or otherwise, and for their payment, housing, feeding and transport.

6.2           Rates of Wages and Conditions of Labour

The Contractor shall pay rates of wages, and observe conditions of labour, which are not lower than those established for the trade or industry where the work is carried out. If no established rates or conditions are applicable, the Contractor shall pay rates of wages and observe conditions which are not lower than the general level of wages and conditions observed locally by Contract Awarders whose trade or industry is similar to that of the Contractor.

6.3           Persons in the Service of Others

The Contractor shall not recruit, or attempt to recruit, staff and labour from amongst the Contract Awarder's Personnel.

6.4           Labour Laws

The Contractor shall comply with all the relevant labour Laws applicable to the Contractor's Personnel, including Laws relating to their employment, health, safety, welfare, immigration and emigration, and shall allow them all their legal rights.

The Contractor shall require his employees to obey all applicable Laws, including those concerning safety at work.

6.5           Working Hours

No work shall be carried out on the Work Site on locally recognised days of rest, or outside normal working hours, unless:

(a)	otherwise stated in the Contract,

(b)	the Contract Awarder gives consent, or

(c)	the work is unavoidable, or necessary for the protection of life or property or for the safety of the Works, in which case the Contractor shall immediately advise the Contract Awarder.

6.6           Facilities for Staff and Labour

Except as otherwise stated in the Contract Awarder's Requirements, the Contractor shall provide and maintain all necessary accommodation and welfare facilities for the Contractor's Personnel. The Contractor shall also provide facilities for the Contract Awarder's Personnel as stated in the Contract Awarder's Requirements.

The Contractor shall not permit any of the Contractor's Personnel to maintain any temporary or permanent living quarters within the structures forming part of the Permanent Works.

6.7           Health and Safety

The Contractor shall at all times take all reasonable precautions to maintain the health and safety of the Contractor's Personnel. In collaboration with local health authorities, the Contractor shall ensure that medical staff, first aid facilities, sick bay and ambulance service are available at all times at the Work Site and at any accommodation for Contractor's and Contract Awarder's Personnel, and that suitable arrangements are made for all necessary welfare and hygiene requirements and for the prevention of epidemics.
The Contractor shall appoint an accident prevention officer at the Work Site, responsible for maintaining safety and protection against accidents. This person shall be qualified for this responsibility, and shall have the authority to issue instructions and take protective measures to prevent accidents. Throughout the execution of the Works, the Contractor shall provide whatever is required by this person to exercise this responsibility and authority.

The Contractor shall send, to the Contract Awarder, details of any accident as soon as practicable after its occurrence. The Contractor shall maintain records and make reports concerning health, safety and welfare of persons, and damage to property, as the Contract Awarder may reasonably require.

6.8           Contractor's Superintendence

Throughout the design (ISBL) and execution of the Works, and as long thereafter as is necessary to fulfil the Contractor's obligations, the Contractor shall provide all necessary superintendence to plan, arrange, direct, manage, inspect and test the work.

Superintendence shall be given by a sufficient number of persons having adequate knowledge of the language for communications (defined in Sub-Clause 1.4 [Law and Language]) and of the operations to be carried out (including the methods and techniques required, the hazards likely to be encountered and methods of preventing accidents), for the satisfactory and safe execution of the Works.

6.9           Contractor's Personnel

The Contractor's Personnel shall be appropriately qualified, skilled and experienced in their respective trades or occupations. The Contract Awarder may require the Contractor to remove (or cause to be removed) any person employed on the Work Site or Works, including the Contractor's Representative if applicable, who:

(a)	persists in any misconduct or lack of care,

(b)	carries out duties incompetently or negligently,

(c)	fads to conform with any provisions of the Contract, or

(d)	persists in any conduct which is prejudicial to safety, health, or the protection of the environment.

(e)	If appropriate, the Contractor shall then appoint (or cause to be appointed) a suitable replacement person.

6.10        Records of Contractor's Personnel and Equipment

The Contractor shall submit, to the Contract Awarder, details showing the number of each class of Contractor's Personnel and of each type of Contractor's Equipment on the Work Site. Details shall be submitted each calendar month, in a form approved by the Contract Awarder, until the Contractor has completed all work which is known to be outstanding at the completion date stated in the Taking-Over Certificate for the Works.

6.11        Disorderly Conduct

The Contractor shall at all times take all reasonable precautions to prevent any unlawful, riotous or disorderly conduct by or amongst the Contractor's Personnel, and to preserve peace and protection of persons and property on and near the Work Site.

7.             Plant, Materials and Workmanship

7.1           Manner of Execution

The Contractor shall carry out the manufacture of the Plant, the production and manufacture of Materials, and all other execution of the Works:

(a)	in the manner (if any) specified in the Contract,

(b)	in a proper workmanlike and careful manner, in accordance with recognised good practice, and

(c)	with properly equipped facilities and non-hazardous Materials, except as otherwise specified in the Contract.

7.2           Samples

The Contractor shall submit samples to the Contract Awarder, for review in accordance with the procedures for Contractor's Documents described in Sub-Clause 5.2 [Contractor's Documents], as specified in the Contract and at the Contractor's cost. Each sample shall be labeled as to origin and intended use in the Works.

7.3           Inspection

The Contract Awarder's Personnel shall at all reasonable times:

(a)	have full access to all parts of the Work Site and to all places from which natural Materials are being obtained, and

(b)
during production, manufacture and construction (at the Work Site and, to the extent specified in the Contract, elsewhere), be entitled to examine, inspect, measure and test the materials and workmanship, and to check the progress of manufacture of Plant and production and manufacture of Materials.

The Contractor shall give the Contract Awarder's Personnel full opportunity to carry out these activities, including providing access, facilities, permissions and safety equipment. No such activity shall relieve the Contractor from any obligation or responsibility.

In respect of the work which Contract Awarder's Personnel are entitled to examine, inspect, measure and/or test, the Contractor shall give notice to the Contract Awarder whenever any such work is ready and before it is covered up, put out of sight, or packaged for storage or transport. The Contract Awarder shall then either carry out the examination, inspection, measurement or testing without unreasonable delay, or promptly give notice to the Contractor that the Contract Awarder does not require to do so. If the Contractor fails to give the notice, he shall, if and when required by the Contract Awarder, uncover the work and thereafter reinstate and make good, all at the Contractor's cost.

7.4           Testing

This Sub-Clause shall apply to all tests specified in the Contract, other than the Tests after Completion (if any).

The Contractor shall provide all apparatus, assistance, documents and other information, electricity, equipment, fuel, consumables, instruments, labour, materials, and suitably qualified and experienced staff, as are necessary to carry out the specified tests efficiently. The Contractor shall agree, with the Contract Awarder, the time and place for the specified testing of any Plant, Materials and other parts of the Works.

The Contract Awarder may, under Clause 13 [Variations and Adjustments], vary the location or details of specified tests, or instruct the Contractor to carry out additional tests. If these varied or additional tests show that the tested Plant, Materials or workmanship is not in accordance with the Contract, the cost of carrying out this Variation shall be borne by the Contractor, notwithstanding other provisions of the Contract.

The Contract Awarder shall give the Contractor not less than 24 hours' notice of the Contract Awarder's intention to attend the tests. If the Contract Awarder does not attend at the time and place agreed, the Contractor may proceed with the tests, unless otherwise instructed by the Contract Awarder, and the tests shall then be deemed to have been made in the Contract Awarder's presence.

If the Contractor suffers delay and/or incurs Cost from complying with these instructions or as a result of a delay for which the Contract Awarder is responsible, the Contractor shall give notice to the Contract Awarder and shall be entitled subject to Sub-Clause 20.1 [Contractor's Claims] to:

(a)	an extension of time for any such delay, if completion is or will be delayed, under SubClause 8.4 [Extension of Time for Completion], and

(b)	payment of any such Cost plus reasonable profit, which shall be added to the Contract Price.

After receiving this notice, the Contract Awarder shall proceed in accordance with Sub-Clause 3.5 [Determinations] to agree or determine these matters.

The Contractor shall promptly forward to the Contract Awarder duly certified reports of the tests. When the specified tests have been passed, the Contract Awarder shall endorse the Contractor's test certificate, or issue a certificate to him, to that effect. If the Contract Awarder has not attended the tests, he shall be deemed to have accepted the readings as accurate.

7.5           Rejection

If, as a result of an examination, inspection, measurement or testing, any Plant, Materials, ISBL Design or workmanship is found to be defective or otherwise not in accordance with the Contract, the Contract Awarder may reject the Plant, Materials, ISBL Design or workmanship by giving notice to the Contractor, with reasons. The Contractor shall then promptly make good the defect and ensure that the rejected item complies with the Contract.

If the Contract Awarder requires this Plant, Materials, ISBL Design or workmanship to be retested, the tests shall be repeated under the same terms and conditions. If the rejection and retesting cause the Contract Awarder to incur additional costs, the Contractor shall subject to Sub-Clause 2.5 [Contract Awarder's Claims] pay these costs to the Contract Awarder.

7.6           Remedial Work

Notwithstanding any previous test or certification, the Contract Awarder may instruct the Contractor to:

(a)	remove from the Work Site and replace any Plant or Materials which is not in accordance with the Contract,

(b)	remove and re-execute any other work which is not in accordance with the Contract, and

(c)	execute any work which is urgently required for the safety of the Works, whether because of an accident, unforeseeable event or otherwise.

If the Contractor fails to comply with any such instruction, which complies with Sub-Clause 3.4 [Instructions], the Contract Awarder shall be entitled to employ and pay other persons to carry out the work. Except to the extent that the Contractor would have been entitled to payment for the work, the Contractor shall subject to Sub-Clause 2.5 [Contract Awarder's Claims] pay to the Contract Awarder all costs arising from this failure.

7.7           Ownership of Plant and Materials

Each item of Plant and Materials shall, to the extent consistent with the Laws of the Country, become the property of the Contract Awarder at whichever is the earlier of the following times, free from any liens and other encumbrances:

(a)	when it is delivered to the Work Site;

(b)	when the Contractor is entitled to payment of the value of the Plant and Materials under Sub-Clause 8.10 [Payment for Plant and Materials in Event of Suspension].

7.8           Royalties

Unless otherwise stated in the Contract Awarder's Requirements, the Contractor shall pay all royalties, rents and other payments for:

(a)	natural Materials obtained from outside the Work Site, and

(b)
the disposal of material from demolitions and excavations and of other surplus material (whether natural or man-made), except to the extent that disposal areas within the Work Site are specified in the Contract.

8.             Commencement, Delays and Suspension

8.1           Commencement of Works

(a)
For Phase 2 of the Project, the Contract Awarder shall issue a formal written notice to the Contractor to commence the Works (hereinafter referred to as the "Notice to Proceed"), whereupon the Contractor shall forthwith mobilize its personnel and belongings necessary for the due performance of Phase 2 of the Project.

(b)
The date on which the Contractor shall commence the Works for Phase 1 of the Project shall be 10 July 2006 which is also the Effective Date (as defined in the Letter of Award) and for Phase 2 of the Project shall be that of the date provided in the Notice to Proceed (hereinafter collectively referred to as the"Commencement Dates").

The Contractor shall commence the design (ISBL) and execution of the Works as soon as is reasonably practicable after the Commencement Dates, as the case may be, and shall then proceed with the Works with due expedition and without delay.

8.2           Time for Completion

(a)	The Contractor shall complete the whole of the Works, and each Section (if any), within the Time for Completion for the Works or Section (as the case may be), including:

(i)	achieving the passing of the Tests on Completion, and

(ii)
completing all work which is stated in the Contract as being required for the Works or Section to be considered to be completed for the purposes of taking-over under SubClause 10.1 [Taking Over of the Works and Sections].

(b)	For Phase 1, subject to the provisions herein in respect of extension of time, the Contractor shall complete the Works by 31st January 2008 (the "First Time for Completion").

(c)	For Phase 2, the completion date shall be the completion date is to be mutually agreed by the Parties (“the Second Time for Completion”).

(d)	The First Completion Date and the Second Completion Date shall hereinafter be collectively referred to as “the Time for Completion”.

8.3           Programme

The Contractor shall submit a time programme to the Contract Awarder after the Commencement Date. The Contractor shall also submit a revised programme whenever the previous programme is inconsistent with actual progress or with the Contractor's obligations. Unless otherwise stated in the Contract, each programme shall include:

(a)	the order in which the Contractor intends to carry out the Works, including the anticipated timing of each major stage of the Works,

(b)	the periods for reviews under Sub-Clause 5.2 [Contractor's Documents],

(c)	the sequence and timing of inspections and tests specified in the Contract, and

(d)	a supporting report which includes:

(i)	a general description of the methods which the Contractor intends to adopt for the execution of each major stage of the Works, and

(ii)	the approximate number of each class of Contractor's Personnel and of each type of Contractor's Equipment for each major stage.

Unless the Contract Awarder, within 21 days after receiving a programme, gives notice to the Contractor stating the extent to which it does not comply with the Contract, the Contractor shall proceed in accordance with the programme, subject to his other obligations under the Contract. The Contract Awarder's Personnel shall be entitled to rely upon the programme when planning their activities.

The Contractor shall promptly give notice to the Contract Awarder of specific probable future events or circumstances which may adversely affect or delay the execution of the Works. In this event, or if the Contract Awarder gives notice to the Contractor that a programme fails (to the extent stated) to comply with the Contract or to be consistent with actual progress and the Contractor's stated intentions, the Contractor shall submit a revised programme to the Contract Awarder in accordance with this Sub-Clause.

8.4           Extension of Time for Completion

The Contractor shall be entitled subject to Sub-Clause 20.1 [Contractor's Claims] to an extension of the Time for Completion if and to the extent that completion for the purposes of Sub-Clause 10.1 [Taking Over of the Works and Sections] is or will be delayed by any of the following causes:

(a)	a Variation (unless an adjustment to the Time for Completion has been agreed under Sub-Clause 13.3 (Variation Procedure)),

(b)	a cause of delay giving an entitlement to extension of time under a Sub-Clause of these Conditions, or

(c)	any delay, impediment or prevention caused by or attributable to the Contract Awarder, the Contract Awarder's Personnel, or the Contract Awarder's other contractors on the Work Site.

If the Contractor considers himself to be entitled to an extension of the Time for Completion, the Contractor shall give notice to the Contract Awarder in accordance with Sub-Clause 20.1 [Contractor's Claims]. When determining each extension of time under Sub-Clause 20.1, the Contract Awarder shall review previous determinations and may increase, but shall not decrease, the total extension of time.

8.5           Delays Caused by Authorities

If the following conditions apply, namely:

(a)	the Contractor has diligently followed the procedures laid down by the relevant legally constituted public authorities in the Country,

(b)	these authorities delay or disrupt the Contractor's work, and

(c)	the delay or disruption was not reasonably foreseeable by an experienced contractor by the date for submission of the Tender,

then this delay or disruption will be considered as a cause of delay under sub-paragraph (b)of Sub-Clause 8.4 [Extension of Time for Completion].

8.6	Rate of Progress

If, at any time:
(a)	actual progress is too slow to complete within the Time for Completion, and/or
(b)	progress has fallen (or will fall) behind the current programme under Sub-Clause 8.3 [Programme],

other than as a result of a cause listed in Sub-Clause 8.4 [Extension of Time for Completion], then the Contract Awarder may instruct the Contractor to submit, under Sub-Clause 8.3 [Programme], a revised programme and supporting report describing the revised methods which the Contractor proposes to adopt in order to expedite progress and complete within the Time for Completion.

Unless the Contract Awarder notifies otherwise, the Contractor shall adopt these revised methods, which may require increases in the working hours and/or in the numbers of Contractor's Personnel and/or Goods, at the risk and cost of the Contractor. If these revised methods cause the Contract Awarder to incur additional costs, the Contractor shall subject to Sub-Clause 2.5 [Contract Awarder's Claims] pay these costs to the Contract Awarder, in addition to delay damages (if any) under Sub-Clause 8.7 below.

8.7           Delay Damages

If the Contractor fails to comply with Sub-Clause 8.2 [Time for Completion], the Contractor shall subject to Sub-Clause 2.5 [Contract Awarder's Claims] pay delay damages to the Contract Awarder for this default. These delay damages shall be the sum stated in the Contract Agreement, which shall be paid for every day which shall elapse between the relevant Time for Completion and the date stated in the Taking Over Certificate. However, the total amount due under this Sub-Clause shall not exceed the maximum amount of delay damages (if any) stated in the Contract Agreement.

These delay damages shall be the only damages due from the Contractor for such default, other than in the event of termination under Sub-Clause 15.2 [Termination by Contract Awarder] prior to completion of the Works. These damages shall not relieve the Contractor from his obligation to complete the Works, or from any other duties, obligations or responsibilities which he may have under the Contract.

8.8           Suspension of Work

The Contract Awarder may at any time instruct the Contractor to suspend progress of part or all of the Works. During such suspension, the Contractor shall protect, store and secure such part or the Works against any deterioration, loss or damage.

The Contract Awarder may also notify the cause for the suspension. If and to the extent that the cause is notified and is the responsibility of the Contractor, the following Sub-Clauses 8.9, 8.10 and 8.11 shall not apply.

8.9           Consequences of Suspension

If the Contractor suffers delay and/or incurs Cost from complying with the Contract Awarder's instructions under Sub-Clause 8.8 [Suspension of Work] and/or from resuming the work, the Contractor shall give notice to the Contract Awarder and shall be entitled subject to Sub-Clause 20.1 [Contractor's Claims] to:

(a)	an extension of time for any such delay, if completion is or will be delayed, under SubClause 8.4 [Extension of Time for Completion], and

(b)	payment of any such Cost, which shall be added to the Contract Price.

After receiving this notice, the Contract Awarder shall proceed in accordance with Sub-Clause 3.5 [Determinations] to agree or determine these matters.

The Contractor shall not be entitled to an extension of time for, or to payment of the Cost incurred in, making good the consequences of the Contractor's faulty ISBL Design, workmanship or materials, or of the Contractor's failure to protect, store or secure in accordance with Sub-Clause 8.8 [Suspension of Work].

8.10        Payment for Plant and Materials in Event of Suspension

The Contractor shall be entitled to payment of the value (as at the date of suspension) of Plant and/or Materials which have been delivered to Work Site, if:

(a)	the work on Plant or delivery of Plant and/or Materials has been suspended for more than 28 days, and

(b)	the Contractor has marked the Plant and/or Materials as the Contract Awarder's property in accordance with the Contract Awarder's instructions.

8.11        Prolonged Suspension

If the suspension under Sub-Clause 8.8 [Suspension of Work] has continued for more than 84 days, the Contractor may request the Contract Awarder's permission to proceed. If the Contract Awarder does not give permission within 28 days after being requested to do so, the Contractor may, by giving notice to the Contract Awarder, treat the suspension as an omission under Clause 13 [Variations and Adjustments] of the affected part of the Works. If the suspension affects the whole of the Works, the Contractor may give notice of termination under Sub-Clause 16.2 [Termination by Contractor].

8.12        Resumption of Work

After the permission or instruction to proceed is given, the Parties shall jointly examine the Works and the Plant and Materials affected by the suspension. The Contractor shall make good any deterioration or defect in or loss of the Works or Plant or Materials, which has occurred during the suspension.

9.             Tests on Completion

9.1           Contractor’s Obligation

The Contractor shall carry out the Tests on Completion in accordance with this SubClause 7.4, [Testing] after providing the documents in accordance with Sub-Clause 5.6 [As-Built Documents] and Sub-Clause 5.7 [Operation and Maintenance Manuals].

The Contractor shall give to the Contract Awarder not less than 21 days' notice of the date after which the Contractor will be ready to carry out each of the Tests on Completion. Unless otherwise agreed, Tests on Completion shall be carried out within 14 days after this date, on such day or days as the Contract Awarder shall instruct.

Unless otherwise stated in the Contract Agreement, the Tests on Completion shall be carried out in the following sequence:

(a)	pre-commissioning tests, which shall include the appropriate inspections and functional tests to demonstrate that each item of Plant can safely under-take the next stage;

(b)	commissioning tests, which shall include the specified operational tests to demonstrate that the Works or Section can be operated safely and as specified, under all available operating conditions; and

(c)	trial operation, which shall demonstrate that the Works or Section perform reliably and in accordance with the Contract.

During trial operation, when the Works are operating under stable conditions, the Contractor shall give notice to the Contract Awarder that the Works are ready for any other Tests on Completion, including performance tests to demonstrate whether the Works conform to criteria specified in the Contract Awarder's Requirements and the Performance Guarantees.

Trial operation shall not constitute a taking-over under Clause 10 (Contract Awarder's Taking Over). Unless otherwise stated in the Contract Agreement, any product produced by the Works during trial operation shall be the property of the Contract Awarder.

In considering the results of the Tests on Completion, appropriate allowances shall be made for the effect of any use of the Works by the Contract Awarder on the performance or other characteristics of the Works. As soon as the Works, or a Section, have passed each of the Tests on Completion described in sub-paragraph (a), (b) or (c), the Contractor shall submit a certified report of the results of these Tests to the Contract Awarder.

9.2           Delayed Tests

If the Tests on Completion are being unduly delayed by the Contract Awarder, Sub-Clause 7.4 [Testing] and/or Sub-Clause 10.3 [interference with Tests on Completion] shall be applicable.

If the Tests on Completion are being unduly delayed by the Contractor, the Contract Awarder may by notice require the Contractor to carry out the Tests within 21 days after receiving the notice. The Contractor shall carry out the Tests on such day or days within that period as the Contractor may fix and of which he shall give notice to the Contract Awarder.

If the Contractor fails to carry out the Tests on Completion within the period of 21 days, the Contract Awarder's Personnel may proceed with the Tests at the risk and cost of the Contractor. These Tests on Completion shall then be deemed to have been carried out in the presence of the Contractor and the results of the Tests shall be accepted as accurate.

9.3           Retesting

If the Works, or a Section, fail to pass the Tests on Completion, Sub-Clause 7.5 [Rejection] shall apply, and the Contract Awarder or the Contractor may require the failed Tests, and Tests on Completion on any related work, to be repeated under the same terms and conditions.

(a)	order further repetition of Tests on Completion under Sub-Clause 9.3;

(b)
if the failure deprives the Contract Awarder of substantially the whole benefit of the Works or Section, reject the Works or Section (as the case may be), in which event the Contract Awarder shall have the same remedies as are provided in subparagraph (c) of Sub-Clause 11.4 [Failure to Remedy Defects]; or

(c)	issue a Taking-Over Certificate.

In the event of sub-paragraph (c), the Contractor shall proceed in accordance with all other obligations under the Contract, and the Contract Price shall be reduced by such amount as shall be appropriate to cover the reduced value to the Contract Awarder as a result of this failure. Unless the relevant reduction for this failure is stated (or its method of calculation is defined) in the Contract, the Contract Awarder may require the reduction to be (i) agreed by both Parties (in full satisfaction of this failure only) and paid before this Taking-Over Certificate is issued, or (ii) determined and paid under Sub-Clause 2.5 [Contract Awarder's Claims] and Sub-Clause 3.5 [Determinations].

10.           Contract Awarder's Taking Over

10.1        Taking Over of the Works and Sections

Except as stated in Sub-Clause 9.4 [Failure to Pass Tests on Completion], the Works shall be taken over by the Contract Awarder when (i) the Works have been completed in accordance with the Contract, including the matters described in Sub-Clause 8.2 [Time for Completion] and except as allowed in sub-paragraph (a) below, and (ii) a Taking-Over Certificate for the Works has been issued, or is deemed to have been issued in accordance with this Sub-Clause.

The Contractor may apply by notice to the Contract Awarder for a Taking-Over Certificate not earlier than 14 days before the Works will, in the Contractor's opinion, be complete and ready for taking over. If the Works are divided into Sections, the Contractor may similarly apply for a Taking-Over Certificate for each Section.

The Contract Awarder shall, within 28 days after receiving the Contractor's application:

(a)
issue the Taking-Over Certificate to the Contractor, stating the date on which the Works or Section were completed in accordance with the Contract, except for any minor outstanding work and defects which will not substantially affect the use of the Works or Section for their intended purpose (either until or whilst this work is completed and these defects are remedied); or

(b)
reject the application, giving reasons and specifying the work required to be done by the Contractor to enable the Taking-Over Certificate to be issued. The Contractor shall then complete this work before issuing a further notice under this Sub-Clause.

If the Contract Awarder fails either to issue the Taking-Over Certificate or to reject the Contractor's application within the period of 28 days, and if the Works or Section (as the case may be) is substantially in accordance with the Contract, the Taking-Over Certificate shall be deemed to have been issued on the last day of that period.

10.2        Taking Over of Parts of Works

Parts of the Works (other than Sections) shall not be taken over or used by the Contract Awarder, except as may be stated in the Contract or as may be agreed by both Parties.

10.3         Interference with Tests on Completion

If the Contractor is prevented, for more than 14 days, from carrying out the Tests on Completion by a cause for which the Contract Awarder is responsible, the Contractor shall carry out the Tests on Completion as soon as practicable.

If the Contractor suffers delay and/or incurs Cost as a result of this delay in carrying out the Tests on Completion, the Contractor shall give notice to the Contract Awarder and shall be entitled subject to Sub-Clause 20.1 [Contractor's Claims] to:

(a)	an extension of time for any such delay, if completion is or will be delayed, under SubClause 8.4 [Extension of Time for Completion], and

(b)	payment of any such Cost plus reasonable profit, which shall be added to the Contract Price.

After receiving this notice, the Contract Awarder shall proceed in accordance with Sub-Clause 3.5 [Determinations] to agree or determine these matters.

11.           Defects Liability

11.1        Completion of Outstanding Work and Remedying Defects

In order that the Works and Contractor's Documents, and each Section, shall be in the condition required by the Contract (fair wear and tear excepted) by the expiry date of the relevant Defects Notification Period or as soon as practicable thereafter, the Contractor shall:

(a)	complete any work which is outstanding on the date stated in a Taking-Over Certificate, within such reasonable time as is instructed by the Contract Awarder, and

(b)
execute all work required to remedy defects or damage, as may be notified by the Contract Awarder on or before the expiry date of the Defects Notification Period for the Works or Section (as the case may be).

If a defect appears or damage occurs, the Contract Awarder shall notify the Contractor accordingly.

11.2        Cost of Remedying Defects

All work referred to in sub-paragraph (b) of Sub-Clause 11.1 [Completion of Outstanding Work and Remedying Defects] shall be executed at the risk and cost of the Contractor, if and to the extent that the work is attributable to:

(a)	ISBL Design in respect of the Works;

(b)	Plant, Materials or workmanship not being in accordance with the Contract,

(c)	improper operation or maintenance which was attributable to matters for which the Contractor is responsible (under Sub-Clauses 5.5 to 5.7 or otherwise), or

(d)	failure by the Contractor to comply with any other obligation.

If and to the extent that such work is attributable to any other cause, the Contract Awarder shall give notice to the Contractor accordingly, and Sub-Clause 13.3 [Variation Procedure] shall apply.

11.3        Extension of Defects Notification Period
The Contract Awarder shall be entitled subject to Sub-Clause 2.5 [Contract Awarder's Claims] to an extension of the Defects Notification Period for the Works or a Section if and to the extent that the Works, Section or a major item of Plant (as the case may be, and after taking over) cannot be used for the purposes for which they are intended by reason elf of defect or damage. However, a Defects Notification Period shall not be extended by more than two years.

If delivery and/or erection of Plant and/or Materials was suspended under Sub-Clause 8.8 [Suspension of Work] or Sub-Clause 16.1 [Contractor's Entitlement to Suspend Work], the Contractor's obligations under this Clause shall not apply to any defects or damage occurring more than two years after the Defects Notification Period for the Plant and/or Materials would otherwise have expired.

11.4        Failure to Remedy Defects

If the Contractor fails to remedy any defect or damage within a reasonable time, a date may be fixed by (or on behalf of) the Contract Awarder, on or by which the defect or damage is to be remedied. The Contractor shall be given reasonable notice of this date.
If the Contractor fails to remedy the defect or damage by this notified date and this remedial work was to be executed at the cost of the Contractor under Sub-Clause 11.2 [Cost of Remedying Defects], the Contract Awarder may (at his option):

(a)
carry out the work himself or by others, in a reasonable manner and at the Contractor's cost, but the Contractor shall have no responsibility for this work; and the Contractor shall subject to Sub-Clause 2.5 [Contract Awarder's Claims] pay to the Contract Awarder the costs reasonably incurred by the Contract Awarder in remedying the defect or damage;

(b)	agree or determine a reasonable reduction in the Contract Price in accordance with Sub-Clause 3.5 [Determinations]; or

(c)
if the defect or damage deprives the Contract Awarder of substantially the whole benefit of the Works or any major part of the Works, terminate the Contract as a whole, or in respect of such major part which cannot be put to the intended use. Without prejudice to any other rights, under the Contract or otherwise, the Contract Awarder shall then be entitled to recover all sums paid for the Works or for such part (as the case may be), plus financing costs and the cost of dismantling the same, clearing the Work Site and returning Plant and Materials to the Contractor.

11.5        Removal of Defective Work

If the defect or damage cannot be remedied expeditiously on the Work Site and the Contract Awarder gives consent, the Contractor may remove from the Work Site for the purposes of repair such items of Plant as are defective or damaged. This consent may require the Contractor to increase the amount of the Performance Security by the full replacement cost of these items, or to provide other appropriate security.

11.6        Further Tests

If the work of remedying of any defect or damage may affect the performance of the Works, the Contract Awarder may require the repetition of any of the tests described in the Contract, including Tests on Completion and/or Tests after Completion. The requirement shall be made by notice within 28 days after the defect or damage is remedied.

These tests shall be carried out in accordance with the terms applicable to the previous tests, except that they shall be carried out at the risk and cost of the Party liable, under Sub-Clause 11.2 [Cost of Remedying Defects], for the cost of the remedial work.

11.7        Right of Access

Until the Performance Certificate has been issued, the Contractor shall have the right of access to all parts of the Works and to records of the operation and performance of the Works, except as may be inconsistent with the Contract Awarder's reasonable security restrictions.

11.8        Contractor to Search

The Contractor shall, if required by the Contract Awarder, search for the cause of any defect, under the direction of the Contract Awarder. Unless the defect is to be remedied at the cost of the Contractor under Sub-Clause 11.2 [Cost of Remedying Defects], the Cost of the search plus reasonable profit shall be agreed or determined in accordance with Sub-Clause 3.5 [Determinations] and shall be added to the Contract Price.

11.9        Performance Certificate

Performance of the Contractor's obligations shall not be considered to have been completed until the Contract Awarder has issued the Performance Certificate to the Contractor, stating the date on which the Contractor completed his obligations under the Contract.

The Contract Awarder shall issue the Performance Certificate within 28 days after the latest of the expiry dates of the Defects Notification Periods, or as soon thereafter as the Contractor has supplied all the Contractor's Documents and completed and tested all the Works, including remedying any defects. If the Contract Awarder fails to issue the Performance Certificate accordingly:

the Performance Certificate shall be deemed to have been issued on the date 28 days after the date on which it should have been issued, as required by this Sub-Clause, and

Sub-Clause 11.11 [Clearance of Work Site] and sub-paragraph (a) of Sub-Clause 14.14 [Cessation of Contract Awarder's Liability] shall be inapplicable.

Only the Performance Certificate shall be deemed to constitute acceptance of the Works.

11.10      Unfulfilled Obligations

After the Performance Certificate has been issued, each Party shall remain liable for the fulfillment of any obligation which remains unperformed at that time. For the purposes of determining the nature and extent of unperformed obligations, the Contract shall be deemed to remain in force.

11.11      Clearance of Work Site

Upon receiving the Performance Certificate, the Contractor shall remove any remaining Contractor's Equipment, surplus material, wreckage, rubbish and Temporary Works from the Work Site.

If all these items have not been removed within 28 days after the Contract Awarder issues the Performance Certificate, the Contract Awarder may sell or otherwise dispose of any remaining items. The Contract Awarder shall be entitled to be paid the costs incurred in connection with, or attributable to, such sale or disposal and restoring the Work Site.

Any balance of the moneys from the sale shall be paid to the Contractor. If these moneys are less than the Contract Awarder's costs, the Contractor shall pay the outstanding balance to the Contract Awarder.

12.           Tests after Completion

12.1         Procedure for Tests after Completion

If Tests after Completion are specified in the Contract, this Clause shall apply. Unless otherwise stated in the Contract Agreement:

(a)	the Contract Awarder shall provide all electricity, fuel and materials, and make the Contract Awarder's Personnel and Plant available;

(b)	the Contractor shall provide any other plant, equipment and suitably qualified and experienced staff, as are necessary to carry out the Tests after Completion efficiently; and

(c)	the Contractor shall carry out the Tests after Completion in the presence of such Contract Awarder's and/or Contractor's Personnel as either Party may reasonably request.

The Tests after Completion shall be carried out as soon as is reasonably practicable after the Works or Section have been taken over by the Contract Awarder. The Contract Awarder shall give to the Contractor 21 days' notice of the date after which the Tests after Completion will be carried out. Unless otherwise agreed, these Tests shall be carried out within 14 days after this date, on the day or days determined by the Contract Awarder.

The results of the Tests after Completion shall be compiled and evaluated by the Contractor, who shall prepare a detailed report. Appropriate account shall be taken of the effect of the Contract Awarder's prior use of the Works.

12.2        Delayed Tests

If the Contractor incurs Cost as a result of any unreasonable delay by the Contract Awarder to the Tests after Completion, the Contractor shall (i) give notice to the Contract Awarder and (ii) be entitled subject to Sub-Clause 20.1 [Contractor's Claims] to payment of any such Cost plus reasonable profit, which shall be added to the Contract Price.

After receiving this notice, the Contract Awarder shall proceed in accordance with Sub-Clause 3.5 [Determinations] to agree or determine this Cost and profit.

If, for reasons not attributable to the Contractor, a Test after Completion on the Works or any Section cannot be completed during the Defects Notification Period (or any other period agreed upon by both Parties), then the Works or Section shall be deemed to have passed this Test after Completion.

12.3        Retesting

If the Works, or a Section, fail to pass the Tests after Completion:

(a)	sub-paragraph (b) of Sub-Clause 11.1 [Completion of Outstanding Work and Remedying of Defects] shall apply, and

(b)	either Party may then require the failed Tests, and the Tests after Completion on any related work, to be repeated under the same terms and conditions.

If and to the extent that this failure and retesting are attributable to any of the matters listed in sub-paragraphs (a) to (d) of Sub-Clause 11.2 [Cost of Remedying Defects] and cause the Contract Awarder to incur additional costs, the Contractor shall subject to Sub-Clause 2.5 [Contract Awarder's Claims] pay these costs to the Contract Awarder.

12.4	Failure to Pass Tests after Completion

If the following conditions apply, namely:

(a)	the Works, or a Section, fail to pass any or all of the Tests after Completion,

(b)	the relevant sum payable as non-performance damages for this failure is stated (or its method of calculation is defined) in the Contract, and

(c)	the Contractor pays this relevant sum to the Contract Awarder during the Defects Notification Period,

then the Works or Section shall be deemed to have passed these Tests after Completion.

If the Works, or a Section, fail to pass a Test after Completion and the Contractor proposes to make adjustments or modifications to the Works or such Section, the Contractor may be instructed by (or on behalf of) the Contract Awarder that right of access to the Works or Section cannot be given until a time that is convenient to the Contract Awarder. The Contractor shall then remain liable to carry out the adjustments or modifications and to satisfy this Test, within a reasonable period of receiving notice by (or on behalf of) the Contract Awarder of the time that is convenient to the Contract Awarder. However, if the Contractor does not receive this notice during the relevant Defects Notification Period, the Contractor shall be relieved of this obligation and the Works or Section (as the case may be) shall be deemed to have passed this Test after Completion.

If the Contractor incurs additional Cost as a result of any unreasonable delay by the Contract Awarder in permitting access to the Works or Plant by the Contractor, either to investigate the causes of a failure to pass a Test after Completion or to carry out any adjustments or modifications, the Contractor shall (i) give notice to the Contract Awarder and (ii) be entitled subject to Sub-Clause 20.1 [Contractor's Claims] to payment of any such Cost plus reasonable profit, which shall be added to the Contract Price.

After receiving this notice, the Contract Awarder shall proceed in accordance with Sub-Clause 3.5 [Determinations] to agree or determine this Cost and profit.

13.           Variations and Adjustments

13.1        Right to Vary

Variations may be initiated by the Contract Awarder at any time prior to issuing the Taking-Over Certificate for the Works, either by an instruction or by a request for the Contractor to submit a proposal. A Variation shall not comprise the omission of any work which is to be carried out by others.

The Contractor shall execute and be bound by each Variation, unless the Contractor promptly gives notice to the Contract Awarder stating (with supporting particulars) that (i) the Contractor cannot readily obtain the Goods required for the Variation, (ii) it will reduce the safety or suitability of the Works, or (iii) it will have an adverse impact on the achievement of the Performance Guarantees. Upon receiving this notice, the Contract Awarder shall cancel, confirm or vary the instruction.

13.2           Value Engineering

The Contractor may, at any time, submit to the Contract Awarder a written proposal which (in the Contractor's opinion) will, if adopted, (i) accelerate completion, (ii) reduce the cost to the Contract Awarder of executing, maintaining or operating the Works, (iii) improve the efficiency or value to the Contract Awarder of the completed Works, or (iv) otherwise be of benefit to the Contract Awarder.

The proposal shall be prepared at the cost of the Contractor and shall include the items listed in Sub-Clause 13.3 [Variation Procedure].

13.3           Variation Procedure

If the Contract Awarder requests a proposal, prior to instructing a Variation, the Contractor shall respond in writing as soon as practicable, either by giving reasons why he cannot comply (if this is the case) or by submitting:

(a)           a description of the proposed ISBL Design and/or  work to be performed and a programmefor its execution,

(b)           the Contractor's proposal for any necessary modifications to the programme according toSub-Clause 8.3 [Programme] and to the Time for Completion, and

(c )           the Contractor's proposal for adjustment to the Contract Price.

The Contract Awarder shall, as soon as practicable after receiving such proposal (under Sub-Clause 13.2 [Value Engineering] or otherwise), respond with approval, disapproval or comments. The Contractor shall not delay any work whilst awaiting a response.

Each instruction to execute a Variation, with any requirements for the recording of Costs, shall be issued by the Contract Awarder to the Contractor, who shall acknowledge receipt.

Upon instructing or approving a Variation, the Contract Awarder shall proceed in accordance with SubClause 3.5 [Determinations] to agree or determine adjustments to the Contract Price and the Schedule of Payments. These adjustments shall include reasonable profit, and shall take account of the Contractor's submissions under Sub-Clause 13.2 [Value Engineering] if applicable.

13.4        Payment in Applicable Currencies

If the Contract provides for payment of the Contract Price in more than one currency, then whenever an adjustment is agreed, approved or determined as stated above, the amount payable in each of the applicable currencies shall be specified. For this purpose, reference shall be made to the actual or expected currency proportions of the Cost of the varied work, and to the proportions of various currencies specified for payment of the Contract Price.

13.5        Provisional Sums

Each Provisional Sum shall only be used, in whole or in part, in accordance with the Contract Awarder's instructions, and the Contract Price shall be adjusted accordingly. The total sum paid to the Contractor shall include only such amounts, for the work, supplies or services to which the Provisional Sum relates, as the Contract Awarder shall have instructed. For each Provisional Sum, the Contract Awarder may instruct:

(a)	work to be executed (including Plant, Materials or services to be supplied) by the Contractor and valued under Sub-Clause 13.3 [Variation Procedure]; and/or

(b)	Plant, Materials or services to be purchased by the Contractor, for which there shall be added to the Contract Price less the original Provisional Sums:

(i)	the actual amounts paid (or due to be paid) by the Contractor, and

(ii)	a sum for overhead charges and profit, calculated as a percentage of these actual amounts by applying the relevant percentage rate (if any) stated in the Contract.

The Contractor shall, when required by the Contract Awarder, produce quotations, invoices, vouchers and accounts or receipts in substantiation.

13.6        Daywork

For work of a minor or incidental nature, the Contract Awarder may instruct that a Variation shall be executed on a daywork basis. The work shall then be valued in accordance with the daywork schedule included in the Contract, and the following procedure shall apply. If a daywork schedule is not included in the Contract, this Sub-Clause shall not apply.

Before ordering Goods for the work, the Contractor shall submit quotations to the Contract Awarder. When applying for payment, the Contractor shall submit invoices, vouchers accounts or receipts for any Goods.

Except for any items for which the daywork schedule specifies that payment is not due, the Contractor shall deliver each day to the Contract Awarder accurate statements in duplicate which shall include the following details of the resources used in executing the previous day's work:

(a)	the names, occupations and time of Contractor's Personnel,

(b)	the identification, type and time of Contractor's Equipment and Temporary Works, and

(c)	the quantities and types of Plant and Materials used.

One copy of each statement will, if correct, or when agreed, be signed by the Contract Awarder and returned to the Contractor. The Contractor shall then submit priced statements of these resources to the Contract Awarder, prior to their inclusion in the next Statement under Sub-Clause 14.3 [Application for Interim Payments].

13.7        Adjustments for Changes in Legislation

The Contract Price shall be adjusted to take account of any increase or decrease in Cost resulting from a change in the Laws of the Country (including the introduction of new Laws and the repeal or modification of existing Laws) or in the judicial or official governmental interpretation of such Laws, made after the Base Date, which affect the Contractor in the performance of obligations under the Contract.

If the Contractor suffers (or will suffer) delay and/or incurs (or will incur) additional Cost as a result of these changes in the Laws or in such interpretations, made after the Base Date, the Contractor shall give notice to the Contract Awarder and shall be entitled subject to Sub-Clause 20.1 [Contractor's Claims] to:

(a)	an extension of time for any such delay, if completion is or will be delayed, under SubClause 8.4 [Extension of Time for Completion], and

(b)	payment of any such Cost, which shall be added to the Contract Price.

After receiving this notice, the Contract Awarder shall proceed in accordance with Sub-Clause 3.5 [Determinations] to agree or determine these matters.

14.          Contract Price and Payment

14.1        The Contract Price

Unless otherwise stated in the Contract Agreement:

(a)	payment for the Works shall be made on the basis of the lump sum Contract Price, subject to adjustments in accordance with the Contract; and

(b)
the Contractor shall pay all taxes, duties and fees, if any, required to be paid by him under the Contract, and the Contract Price shall not be adjusted for any of these costs, except as stated in Sub-Clause 13.7 [Adjustments for Changes in Legislation].

14.2        Not used.

14.3        Application for Interim Payments

The Contractor shall submit a Statement in six copies to the Contract Awarder after the end of the period of payment stated in the Contract (if not stated, after the end of each month), in a form approved by the Contract Awarder, showing in detail the amounts to which the Contractor considers himself to be entitled, together with supporting documents which shall include the relevant report on progress in accordance with Sub-Clause 4.21 (Progress Reports].

The Statement shall include the following items, as applicable, which shall be expressed in the various currencies in which the Contract Price is payable, in the sequence listed:

(a)
the estimated contract value of the Works executed and the Contractor's Documents produced up to the end of the month (including Variations but excluding items described in sub-paragraphs (b) to (f) below);

(b)
any amounts to be added and deducted for changes in legislation and changes in cost, in accordance with Sub-Clause 13.7 [Adjustments for Changes in Legislation] and SubClause 13.8 [Adjustments for Changes in Cost];

(c)
any amount to be deducted for retention, calculated by applying the percentage of retention stated in the Contract Agreement to the total of the above amounts, until the amount so retained by the Contract Awarder reaches the limit of Retention Money (if any) stated in the Contract Agreement;

(d)	any amounts to be added and deducted for the advance payment and repayments in accordance with Sub-Clause 14.2 [Advance Payment];

(e)	any other additions or deductions which may have become due under the Contract or otherwise, including those under Clause 20 [Claims, Disputes and Arbitration]; and

(f)	the deduction of amounts included in previous Statements.

14.4        Schedule of Payments

If the Contract includes a Schedule of Payments specifying the installments in which the Contract Price will be paid, then unless otherwise stated in this Schedule:

(a)
the instalments quoted in the Schedule of Payments shall be the estimated contract values for the purposes of sub-paragraph (a) of Sub-Clause 14.3 [Application for Interim Payments], subject to Sub-Clause 14.5 [Plant and Materials intended for the Works]; and

(b)
if these instalments are not defined by reference to the actual progress achieved in executing the Works, and if actual progress is found to be less than that on which the Schedule of Payments was based, then the Contract Awarder may proceed in accordance with Sub-Clause 3.5 [Determinations] to agree or determine revised instalments, which shall take account of the extent to which progress is less than that on which the instalments were previously based.

If the Contract does not include a Schedule of Payments, the Contractor shall submit nonbinding estimates of the payments which he expects to become due during each quarterly period. The first estimate shall be submitted within 42 days after the Commencement Date. Revised estimates shall be submitted at quarterly intervals, until the Taking-Over Certificate has been issued for the Works.

14.5        Plant and Materials intended for the Works

If the Contractor is entitled, under the Contract, to an interim payment for Plant and Materials which are not yet on the Work Site, the Contractor shall nevertheless not be entitled to such payment unless:

(a)	the relevant Plant and Materials are in the Country and have been marked as the Contract Awarder's property in accordance with the Contract Awarder's instructions; or

(b)	the Contractor has delivered, to the Contract Awarder, evidence of insurance and the Performance Security.

14.6        Interim Payments

No amount will be paid until the Contract Awarder has received and approved the Performance Security. Thereafter, the Contract Awarder shall within 28 days after receiving a Statement and supporting documents, give to the Contractor notice of any items in the Statement with which the Contract Awarder disagrees, with supporting particulars. Payments due shall not be withheld, except that:

(a)
if any thing supplied or work done by the Contractor is not in accordance with the Contract, the cost of rectification or replacement may be withheld until rectification or replacement has been completed; and/or

(b)
if the Contractor was or is failing to perform any work or obligation in accordance with the Contract, and had been so notified by the Contract Awarder, the value of this work or obligation may be withheld until the work or obligation has been performed.

The Contract Awarder may, by any payment, make any correction or modification that should properly be made to any amount previously considered due. Payment shall not be deemed to indicate the Contract Awarder's acceptance, approval, consent or satisfaction.

14.7        Timing of Payments

Except as otherwise stated in Sub-Clause 2.5 [Contract Awarder's Claims], the Contract Awarder shall pay to the Contractor:

(a)	the amount which is due in respect of each Statement, other than the Final Statement, within 56 days after receiving the Statement and supporting documents; and

(b)	the final amount due, within 42 days after receiving the Final Statement and written discharge in accordance with Sub-Clause 14.11 [Application for Final Payment] and SubClause 14.12 [Discharge].

Payment of the amount due in each currency shall be made into the bank account, nominated by the Contractor, in the payment country (for this currency) specified in the Contract.

If the Contractor does not receive payment in accordance with Sub-Clause 14.7 [Timing of Payments], the Contractor shall be entitled to receive financing charges compounded monthly on the amount unpaid during the period of delay.

Unless otherwise stated in the Contract Agreement, these financing charges shall be calculated at the annual rate of three percentage points above the discount rate of the central bank in the country of the currency of payment, and shall be paid in such currency.

The Contractor shall be entitled to this payment without formal notice, and without prejudice to any other right or remedy.

14.9        Payment of Retention Money

When the Taking-Over Certificate has been issued for the Works, and the Works have passed all specified tests (including the Tests after Completion, if any), the first half of the Retention Money shall be paid to the Contractor. If a Taking-Over Certificate is issued for a Section, the relevant percentage of the first half of the Retention Money shall be paid when the Section passes all tests.

Promptly after the latest of the expiry dates of the Defects Notification Periods, the outstanding balance of the Retention Money shall be paid to the Contractor. If a Taking-Over Certificate was issued for a Section, the relevant percentage of the second half of the Retention Money 'shall be paid promptly after the expiry date of the Defects Notification Period for the Section.

However, if any work remains to be executed under Clause 11 [Defects Liability] or Clause 12 [Tests after Completion], the Contract Awarder shall be entitled to withhold the estimated cost of this work until it has been executed.

The relevant percentage for each Section shall be the percentage value of the Section as stated in the Contract. If the percentage value of a Section is not stated in the Contract, no percentages of either half of the Retention Money shall be released under this Sub-Clause in respect of such Section.

14.10      Statement at Completion

Within 84 days after receiving the Taking-Over Certificate for the Works, the Contractor shall submit to the Contract Awarder six copies of a Statement at completion with supporting documents, in accordance with Sub-Clause 14.3 [Application for Interim Payments], showing:

(a)	the value of all work done in accordance with the Contract up to the date stated in the Taking-Over Certificate for the Works,

(b)	any further sums which the Contractor considers to be due, and

(c)	an estimate of any other amounts which the Contractor considers will become due to him under the Contract. Estimated amounts shall be shown separately in this Statement at completion.

The Contract Awarder shall then give notice to the Contractor in accordance with Sub-Clause 14.6 [Interim Payments] and make payment in accordance with Sub-Clause 14.7 [Timing of Payments].

14.11      Application for Final Payment

Within 56 days after receiving the Performance Certificate, the Contractor shall submit, to the Contract Awarder, six copies of a draft final statement with supporting documents showing in detail in a form approved by the Contract Awarder:

(a)	the value of all work done in accordance with the Contract, and

(b)	any further sums which the Contractor considers to be due to him under the Contract or otherwise

If the Contract Awarder disagrees with or cannot verify any part of the draft final statement, the Contractor shall submit such further information as the Contract Awarder may reasonably require and shall make such changes in the draft as may be agreed between them. The Contractor shall then prepare and submit to the Contract Awarder the final statement as agreed. This agreed statement is referred to in these Conditions as the "Final Statement".

However if, following discussions between the Parties and any changes to the draft final statement which are agreed, it becomes evident that a dispute exists, the Contract Awarder shall pay the agreed parts of the draft final statement in accordance with Sub-Clause 14.6 [Interim Payments] and Sub-Clause 14.7 [Timing of Payments]. Thereafter, if the dispute is finally resolved under Sub-Clause 20.4 [Obtaining Dispute Adjudication Board's Decision] or Sub-Clause 20.5 [Amicable Settlement], the Contractor shall then prepare and submit to the Contract Awarder a Final Statement.

14.12      Discharge

When submitting the Final Statement, the Contractor shall submit a written discharge which confirms that the total of the Final Statement represents full and final settlement of all moneys due to the Contractor under or in connection with the Contract. This discharge may state that it becomes effective when the Contractor has received the Performance Security and the outstanding balance of this total, in which event the discharge shall be effective on such date.

14.13      Final Payment

In accordance with Sub-Clause 14.7 [Timing of Payments], the Contract Awarder shall pay to the Contractor the amount which is finally due, less all amounts previously paid by the Contract Awarder and any deductions in accordance with Sub-Clause 2.5 [Contract Awarder's Claims].

14.14      Cessation of Contract Awarder's Liability

The Contract Awarder shall not be liable to the Contractor for any matter or thing under or in connection with the Contract or execution of the Works, except to the extent that the Contractor shall have included an amount expressly for it:

(a)	in the Final Statement and also

(b)	(except for matters or things arising after the issue of the Taking-Over Certificate for the Works) in the Statement at completion described in Sub-Clause 14.10 [Statement at Completion].

However, this Sub-Clause shall not limit the Contract Awarder's liability under his indemnification obligations, or the Contract Awarder's liability in any case of fraud, deliberate default or reckless misconduct by the Contract Awarder.

14.15      Currencies of Payment

The Contract Price shall be paid in the currency or currencies named in the Contract Agreement. Unless otherwise stated in the Contract Agreement, if more than one currency is so named, payments shall be made as follows:

(a)	if the Contract Price was expressed in Local Currency only:
(i)
the proportions or amounts of the Local and Foreign Currencies, and the fixed rates of exchange to be used for calculating the payments, shall be as stated in the Contract Agreement, except as otherwise agreed by both Parties;

(ii)	payments and deductions under Sub-Clause 13.5 [Provisional Sums] and Sub-Clause 13.7 [Adjustments for Changes in Legislation] shall be made in the applicable currencies and proportions; and
(iii)
other payments and deductions under sub-paragraphs (a) to (d) of Sub-Clause 14.3 (Application for Interim Payments] shall be made in the currencies and proportions specified in sub-paragraph (a)(i) above;

(b)	payment of the damages specified in the Contract Agreement shall be made in the currencies and proportions specified in the Contract Agreement;

(c)	other payments to the Contract Awarder by the Contractor shall be made in the currency in which the sum was expended by the Contract Awarder, or in such currency as may be agreed by both Parties;

(d)
if any amount payable by the Contractor to the Contract Awarder in a particular currency exceeds the sum payable by the Contract Awarder to the Contractor in that currency, the Contract Awarder may recover the balance of this amount from the sums otherwise payable to the Contractor in other currencies; and

(e)	if no rates of exchange are stated in the Contract, they shall be those prevailing on the Base Date and determined by the central bank of the Country.

15.           Termination by Contract Awarder

15.1        Notice to Correct

If the Contractor fails to carry out any obligation under the Contract, the Contract Awarder may by notice require the Contractor to make good the failure and to remedy it within a specified reasonable time.

15.2        Termination by Contract Awarder

The Contract Awarder shall be entitled to terminate the Contract if the Contractor:

(a)	fails to comply with Sub-Clause 4.2 [Performance Security] or with a notice under SubClause 15.1 [Notice to Correct],

(b)	abandons the Works or otherwise plainly demonstrates the intention not to continue performance of his obligations under the Contract,

(c)	without reasonable excuse fails to proceed with the Works in accordance with Clause 8 [Commencement, Delays and Suspension],

(d)	subcontracts the whole of the Works or assigns the Contract without the required agreement,

(e)
becomes bankrupt or insolvent, goes into liquidation, has a receiving or administration order made against him, compounds with his creditors, Or carries on business under a receiver, trustee or manager for the benefit of his creditors, or if any act is done or event occurs which (under applicable Laws) has a similar effect to any of these acts or events, or

(f)	gives or offers to give (directly or indirectly) to any person any bribe, gift, gratuity, commission or other thing of value, as an inducement or reward

(i)	for doing or forbearing to do any action in relation to the Contract, or
(ii)	for showing or forbearing to show favour or disfavour to any person in relation to the Contract,

or if any of the Contractor's Personnel, agents or Subcontractors gives or offers to give (directly or indirectly) to any person any such inducement or reward as is described in this sub-paragraph (f). However, lawful inducements and rewards to Contractor's Personnel shall not entitle termination.

In any of these events or circumstances, the Contract Awarder may, upon giving 14 days' notice to the Contractor, terminate the Contract and expel the Contractor from the Work Site. However, in the case of sub-paragraph (e) or (f), the Contract Awarder may by notice terminate the Contract immediately.

The Contract Awarder's election to terminate the Contract shall not prejudice any other rights of the Contract Awarder, under the Contract or otherwise.

The Contractor shall then leave the Work Site and deliver any required Goods, all Contractor's Documents, and other design documents made by or for him, to the Contract Awarder. However, the Contractor shall use his best efforts to comply immediately with any reasonable instructions included in the notice (i) for the assignment of any subcontract, and (ii) for the protection of life or property or for the safety of the Works.

After termination, the Contract Awarder may complete the Works and/or arrange for any other entities to do so. The Contract Awarder and these entities may then use any Goods, Contractor's Documents and other design documents made by or on behalf of the Contractor.

The Contract Awarder shall then give notice that the Contractor's Equipment and Temporary Works will be released to the Contractor at or near the Work Site. The Contractor shall promptly arrange their removal, at the risk and cost of the Contractor. However, if by this time the Contractor has failed to make a payment due to the Contract Awarder, these items may be sold by the Contract Awarder in order to recover this payment. Any balance of the proceeds shall then be paid to the Contractor.

15.3        Valuation at Date of Termination

As soon as practicable after a notice of termination under Sub-Clause (Termination by Employed has taken effect, the Contract Awarder shall proceed in accordance with Sub-Clause 3.5 [Determinations] to agree or determine the value of the Works, payment after Termination Goods and Contractor's Documents, and any other sums due to the Contractor for work executed in accordance with the Contract.

15.4        Payment after Termination

After a notice of termination under Sub-Clause 15.2 [Termination by Contract Awarder] has taken effect, the Contract Awarder may:

(a)	proceed in accordance with Sub-Clause 2.5 [Contract Awarder's Claims],

(b)
with-hold further payments to the Contractor until the costs of design (ISBL), execution, completion and remedying of any defects, damages for delay in completion (if any), and all other costs incurred by the Contract Awarder, have been established, and/or

(c)
recover from the Contractor any losses and damages incurred by the Contract Awarder and any extra costs of completing the Works, after allowing for any sum due to the Contractor under Sub-Clause 15.3 [Valuation at Date of Termination]. After recovering any such losses, damages and extra costs, the Contract Awarder shall pay any balance to the Contractor.

15.5        Contract Awarder's Entitlement to Termination

The Contract Awarder shall be entitled to terminate the Contract, at any time for the Contract Awarder's convenience, by giving notice of such termination to the Contractor. The termination shall take effect 28 days after the later of the dates on which the Contractor receives this notice or the Contract Awarder returns the Performance Security. The Contract Awarder shall not terminate the Contract under this Sub-Clause in order to execute the Works himself or to arrange for the Works to be executed by another contractor.

After this termination, the Contractor shall proceed in accordance with Sub-Clause 16.3 [Cessation of Work and Removal of Contractor's Equipment] and shall be paid in accordance with Sub-Clause 19.6 [Optional Termination, Payment and Release].

16.           Suspension and Termination by Contractor

16.1        Contractor's Entitlement to Suspend Work

If the Contract Awarder fails to comply with Sub-Clause 2.4 [Contract Awarder's Financial Arrangements] or Sub-Clause 14.7 [Timing of Payments], the Contractor may, after giving not less than 21 days' notice to the Contract Awarder, suspend work (or reduce the rate of work) unless and until the Contractor has received the reasonable evidence or payment, as the case may be and as described in the notice.

The Contractor's action shall not prejudice his entitlements to financing charges under Sub-Clause 14.8 [Delayed Payment] and to termination under Sub-Clause 16.2 [Termination by Contractor].

If the Contractor subsequently receives such evidence or payment (as described in the relevant Sub-Clause and in the above notice) before giving a notice of termination, the Contractor shall resume normal working as soon as is reasonably practicable.

If the Contractor suffers delay and/or incurs Cost as a result of suspending work (or reducing the rate of work) in accordance with this Sub-Clause, the Contractor shall give notice to the Contract Awarder and shall be entitled subject to Sub-Clause 20.1 [Contractor's Claims] to:

(a)	an extension of time for any such delay, if completion is or will be delayed under SubClause 8.4 [Extension of Time for Completion], and

(b)	payment of any such Cost plus reasonable profit, which shall be added to the Contract Price.

After receiving this notice, the Contract Awarder shall proceed in accordance with Sub-Clause 3.5 [Determinations] to agree or determine these matters.

16.2           Termination by Contractor

The Contractor shall be entitled to terminate the Contract if:

(a)
the Contractor does not receive the reasonable evidence within 42 days after giving notice under Sub-Clause 16.1 [Contractor's Entitlement to Suspend Work] in respect of a failure to comply with Sub-Clause 2.4 [Contract Awarder's Financial Arrangements],

(b)
the Contractor does not receive the amount due within 42 days after the expiry of the time stated in Sub-Clause 14.7 [Timing of Payments] within which payment is to be made (except for deductions in accordance with Sub-Clause 2.5 [Contract Awarder's Claims]),

(c)	the Contract Awarder substantially fails to perform his obligations under the Contract,
(d)	the Contract Awarder fails to comply with Sub-Clause 1.7 [Assignment],
(e)	a prolonged suspension affects the whole of the Works as described in Sub-Clause 8.11 [Prolonged Suspension], or
(f)
the Contract Awarder becomes bankrupt or insolvent, goes into liquidation, has a receiving or administration order made against him, compounds with his creditors, or carries on business under a receiver, trustee or manager for the benefit of his creditors, or if any act is done or event occurs which (under applicable Laws) has a similar effect to any of these acts or events.

In any of these events or circumstances, the Contractor may, upon giving 14 days' notice to the Contract Awarder, terminate the Contract. However, in the case of subparagraph (e) or (f), the Contractor may by notice terminate the Contract immediately.

The Contractor's election to terminate the Contract shall not prejudice any other rights of the Contractor, under the Contract or otherwise.

16.3        Cessation of Work and Removal of Contractor's Equipment

After a notice of termination under Sub-Clause 15.5 [Contract Awarder's Entitlement to Termination], Sub-Clause 16.2 [Termination by Contractor] or Sub-Clause 19.6 [Optional Termination, Payment and Release] has taken effect, the Contractor shall promptly:

(a)	cease all further work, except for such work as may have been instructed by the Contract Awarder for the protection of life or property or for the safety of the Works,

(b)	hand over Contractor's Documents, Plant, Materials and other work, for which the Contractor has received payment, and

(c)	remove all other Goods from the Work Site, except as necessary for safety, and leave the Work Site.

16.4        Payment on Termination

After a notice of termination under Sub-Clause 16.2 [Termination by Contractor] has taken effect, the Contract Awarder shall promptly:

(a)	return the Performance Security to the Contractor,

(b)	pay the Contractor in accordance with Sub-Clause 19.6 [Optional Termination, Payment and Release], and

(c)	pay to the Contractor the amount of any loss of profit or other loss or damage sustained by the Contractor as a result of this termination.

17.           Risk and Responsibility

17.1        Indemnities

The Contractor shall indemnify and hold harmless the Contract Awarder, the Contract Awarder's Personnel, and their respective agents, against and from all claims, damages, losses and expenses (including legal fees and expenses) in respect of:

(a)
bodily injury, sickness, disease or death, of any person whatsoever arising out of or in the course of or by reason of the design (ISBL), execution and completion of the Works and the remedying of any defects, unless attributable to any negligence, willful act or breach of the Contract by the Contract Awarder, the Contract Awarder's Personnel, or any of their respective agents, and

(b)	damage to or loss of any property, real or personal (other than the Works), to the extent that such damage or loss:

(i)	arises out of or in the course or by reason of the design (ISBL), execution and completion of the Works and the remedying of any defects, and

(ii)
is not attributable to any negligence, willful act or breach of the Contract by the Contract Awarder, the Contract Awarder's Personnel, their respective agents, or anyone directly or indirectly employed by any of them.

The Contract Awarder shall indemnify and hold harmless the Contractor, the Contractor's Personnel, and their respective agents, against and from all claims, damages, losses and expenses (including legal fees and expenses) in respect of (1) bodily injury, sickness, disease or death, which is attributable to any negligence, willful act or breach of the Contract by the Contract Awarder, the Contract Awarder's Personnel, or any of their respective agents, and (2) the matters for which liability may he excluded from insurance cover, as described in sub-paragraphs (d)(i), (ii) and (iii) of Sub-Clause 18.3 [Insurance Against Injury to Persons and Damage to Property].

17.2	Contractor's Care of the Works

The Contractor shall take full responsibility for the care of the Works and Goods from the Commencement Date until the Taking-Over Certificate is issued (or is deemed to be issued under Sub-Clause 10.1 [Taking Over of the Works and Sections]) for the Works, when responsibility for the care of the Works shall pass to the Contract Awarder. If a Taking-Over Certificate is issued (or is so deemed to be issued) for any Section of the Works, responsibility for the care of the Section shall then pass to the Contract Awarder.

After responsibility has accordingly passed to the Contract Awarder, the Contractor shall take responsibility for the care of any work which is outstanding on the date stated in a Taking-Over Certificate, until this outstanding work has been completed.

If any loss or damage happens to the Works, Goods or Contractor's Documents during the period when the Contractor is responsible for their care, from any cause not listed in Sub-Clause 17.3 [Contract Awarder's Risks], the Contractor shall rectify the loss or damage at the Contractor's risk and cost, so that the Works, Goods and Contractor's Documents conform to the Contract.
The Contractor shall be liable for any loss or damage caused by any actions performed by the Contractor after a Taking-Over Certificate has been issued. The Contractor shall also be liable for any loss or damage which occurs after a Taking-Over Certificate has been issued and which arose from a previous event for which the Contractor was liable.

17.3        Contract Awarder's Risks

The risks referred to in Sub-Clause 17.4 below are:

(a)	war, hostilities (whether war be declared or not), invasion, act of foreign enemies,

(b)	rebellion, terrorism, revolution, insurrection, military or usurped power, or civil war, within the Country,

(c)	not, commotion or disorder within the Country by persons other than the Contractor's Personnel and other employees of the Contractor and Subcontractors,

(d)
munitions of war, explosive materials, ionising radiation or contamination by radioactivity, within the Country, except as may be attributable to the Contractor's use of such munitions, explosives, radiation or radio-activity, and

(e)	pressure waves caused by aircraft or other aerial devices traveling at sonic or supersonic speeds.

17.4        Consequences of Contract Awarder's Risks

If and to the extent that any of the risks listed in Sub-Clause 17.3 above results in loss or damage to the Works, Goods or Contractor's Documents, the Contractor shall promptly give notice to the Contract Awarder and shall rectify this loss or damage to the extent required by the Contract Awarder.

If the Contractor suffers delay and/or incurs Cost from rectifying this loss or damage, the Contractor shall give a further notice to the Contract Awarder and shall be entitled subject to Sub-Clause 20.1 [Contractor's Claims] to:

(a)	an extension of time for any such delay, if completion is or will be delayed, under SubClause 8.4 [Extension of Time for Completion], and

(b)
payment of any such Cost, which shall be added to the Contract Price. After receiving this further notice, the Contract Awarder shall proceed in accordance with Sub Clause 3.5 [Determinations] to agree or determine these matters.

17.5           Intellectual and Industrial Property Rights

In this Sub-Clause, "infringement" means an infringement (or alleged infringement) of any patent, registered design, copyright, trade mark, trade name, trade secret or other Rights intellectual or industrial property right relating to the Works; and "claim" means a claim (or proceedings pursuing a claim) alleging an infringement.

Whenever a Party does not give notice to the other Party of any claim within 28 days of receiving the claim, the first Party shall be deemed to have waived any right to indemnity under this SubClause.

The Contract Awarder shall indemnify and hold the Contractor harmless against and from any claim alleging an infringement which is or was:

(a)	an unavoidable result of the Contractor's compliance with the Contract Awarder's Requirements, or

(b)	a result of any Works being used by the Contract Awarder:

(i)	for a purpose other than that indicated by, or reasonably to be inferred from, the Contract, or

(ii)	in conjunction with any thing not supplied by the Contractor, unless such use was disclosed to the Contractor prior to the Base Date or is stated in the Contract.

The Contractor shall indemnify and hold the Contract Awarder harmless against and from any other claim which arises out of or in relation to (i) the Contractor's ISBL Design, manufacture, construction or execution of the Works, (ii) the use of Contractor's Equipment, or (iii) the proper use of the Works.

If a Party is entitled to be indemnified under this Sub-Clause, the indemnifying Party may (at its cost) conduct negotiations for the settlement of the claim, and any litigation or arbitration which may arise from it. The other Party shall, at the request and cost of the indemnifying Party, assist in contesting the claim. This other Party (and its Personnel) shall not make any admission which might be prejudicial to the indemnifying Party, unless the indemnifying Party failed to take over the conduct of any negotiations, litigation or arbitration upon being requested to do so by such other Party.

17.6        Limitation of Liability

Neither Party shall be liable to the other Party for loss of use of any Works, loss of profit, loss of any contract or for any indirect or consequential loss or damage which may be suffered by the other Party in connection with the Contract, other than under Sub-Clause 16.4 [Payment on Termination] and Sub-Clause 17.1 [Indemnities).

The total liability of the Contractor to the Contract Awarder, under or in connection with the Contract other than under Sub-Clause 4.19 [Electricity, Water and Gas], Sub-Clause 4.20 [Contract Awarder's Equipment and Free-Issue Material], Sub-Clause 17.1 [Indemnities] and Sub-Clause 17.5 [Intellectual and Industrial Property Rights], shall not exceed the sum stated in the Contract Agreement or (if a sum is not so stated) the Contract Price stated in the Contract Agreement.

This Sub-Clause shall not limit liability in any case of fraud, deliberate default or reckless misconduct by the defaulting Party.

18.           Insurance

18.1        General Requirements for Insurances

In this Clause, "insuring Party" means, for each type of insurance, the Party responsible for effecting and maintaining the insurance specified in the relevant Sub-Clause.

Wherever the Contractor is the insuring Party, each insurance shall be affected with insurers and in terms approved by the Contract Awarder. These terms shall be consistent with any terms agreed by both Parties before they signed the Contract Agreement. This agreement of terms shall take precedence over the provisions of this Clause.

Wherever the Contract Awarder is the insuring Party, each insurance shall be effected with insurers and in terms consistent with the details annexed to the Contract Agreement.

If a policy is required to indemnify joint insured, the cover shall apply separately to each insured as though a separate policy had been issued for each of the joint insured. If a policy indemnifies additional joint insured, namely in addition to the insured specified in this Clause, (i) the Contractor shall act under the policy on behalf of these additional joint insured except that the Contract Awarder shall act for Contract Awarder's Personnel, (ii) additional joint insured shall not be entitled to receive payments directly from the insurer or to have any other direct dealings with the insurer, and (iii) the insuring Party shall require all additional joint insured to comply with the conditions stipulated in the policy.

Each policy insuring against loss or damage shall provide for payments to be made in the currencies required to rectify the loss or damage. Payments received from insurers shall be used for the rectification of the loss or damage.

The relevant insuring Party shall, within the respective periods stated in the Contract Agreement (calculated from the Commencement Date), submit to the other Party:

(a)	evidence that the insurances described in this Clause have been effected, and

(b)	copies of the policies for the insurances described in Sub-Clause 18.2 [Insurance of Works and Contractor's Equipment] and Sub-Clause 18.3 [insurance against Injury to Persons and Damage to Property].

When each premium is paid, the insuring Party shall submit evidence of payment to the other Party.

Each Party shall comply with the conditions stipulated in each of the insurance policies. The insuring Party shall keep the insurers informed of any relevant changes to the execution of the Works and ensure that insurance is maintained in accordance with this Clause.

Neither Party shall make any material alteration to the terms of any insurance without the prior approval of the other Party. If an insurer makes (or attempts to make) any alteration, the Party first notified by the insurer shall promptly give notice to the other Party.

If the insuring Party fails to effect and keep in force any of the insurances it is required to effect and maintain under the Contract, or fails to provide satisfactory evidence and copies of policies in accordance with this Sub-Clause, the other Party may (at its option and without prejudice to any other right or remedy) effect insurance for the relevant coverage and pay the premiums due. The insuring Party shall pay the amount of these premiums to the other Party, and the Contract Price shall be adjusted accordingly.

Nothing in this Clause limits the obligations, liabilities or responsibilities of the Contractor or the Contract Awarder, under the other terms of the Contract or otherwise. Any amounts not insured or not recovered from the insurers shall be borne by the Contractor and/or the Contract Awarder in accordance with these obligations, liabilities or responsibilities. However, if the insuring Party fails to effect and keep in force an insurance which is available and which it is required to effect and maintain under the Contract, and the other Party neither approves the omission nor effects insurance for the coverage relevant to this default, any moneys which should have been recoverable under this insurance shall be paid by the insuring Party.

Payments by one Party to the other Party shall be subject to Sub-Clause 2.5 [Contract Awarder's Claims] or Sub-Clause 20.1 [Contractor's Claims], as applicable.

18.2        Insurance for Works and Contractor's Equipment

The insuring Party shall insure the Works, Plant, Materials and Contractor's Documents for not less than the full reinstatement cost including the costs of demolition, removal of debris and professional fees and profit. This insurance shall be effective from the date by which the evidence is to be submitted under sub-paragraph (a) of Sub-Clause 18.1 [General Requirements for Insurances], until the date of issue of the Taking-Over Certificate for the Works.

The insuring Party shall maintain this insurance to provide cover until the date of issue of the Performance Certificate, for loss or damage for which the Contractor is liable arising from a cause occurring prior to the issue of the Taking-Over Certificate, and for loss or damage caused by the Contractor or Subcontractors in the course of any other operations (including those under Clause 11 [Defects Liability] and Clause 12 [Tests after Completion]).

The insuring Party shall insure the Contractor's Equipment for not less than the full replacement value, including delivery to Work Site. For each item of Contractor's Equipment, the insurance shall be effective while it is being transported to the Work Site and until it is no longer required as Contractor's Equipment.

Unless otherwise stated in the Contract Agreement, insurances under this Sub-Clause:

(a)	shall be effected and maintained by the Contractor as insuring Party,

(b)
shall be in the joint names of the Parties, who shall be jointly entitled to receive payments from the insurers, payments being held or allocated between the Parties for the sole purpose of rectifying the loss or damage,

(c)	shall cover all loss and damage from any cause not listed in Sub-Clause 17.3 [Contract Awarder's Risks],

(d)
shall also cover loss or damage from the risks listed in sub-paragraph (c) of Sub-Clause 17.3 [Contract Awarder's Risks], with deductibles per occurrence of not more than the amount stated in the Contract Agreement (if an amount is not so stated, this sub-paragraph (d) shall not apply), and

If, more than one year after the Base Date, the cover described in sub-paragraph (d) above ceases to be available at commercially reasonable terms, the Contractor shall (as insuring Party) give notice to the Contract Awarder, with supporting particulars. The Contract Awarder shall then (i) be entitled subject to Sub-Clause 2.5 [Contract Awarder's Claims] to payment of an amount equivalent to such commercially reasonable terms as the Contractor should have expected to have paid for such cover, and (ii) be deemed, unless he obtains the cover at commercially reasonable terms, to have approved the omission under Sub-Clause 18.1 [General Requirements for Insurances].

18.3        Insurance against Injury to Persons and Damage to Property

The insuring Party shall insure against each Party's liability for any loss, damage, death or bodily injury which may occur to any physical property (except things insured under Sub-Clause 18.2 [Insurance for Works and Contractor's Equipment]) or to any person (except persons insured under Sub-Clause 18.4 [Insurance for Contractor's Personnel), which may arise out of the Contractor's performance of the Contract and occurring before the issue of the Performance Certificate.

This insurance shall be for a limit per occurrence of not less than the amount stated Contract Agreement, with no limit on the number of occurrences. If an amount t stated in the Contract, this Sub-Clause shall not apply.

Unless otherwise stated in the Contract Agreement, the insurances specified in this SubClause:

(a)	shall be effected and maintained by the Contractor as insuring Party,
(b)	shall be in the joint names of the Parties,
(c)
shall be extended to cover liability for all loss and damage to the Contract Awarder's property (except things insured under Sub-Clause 18.2) arising out of the Contractor's performance of the Contract, and

(d)	may however exclude liability to the extent that it arises from:
(i)	the Contract Awarder's right to have the Permanent Works executed on, over, under, in or through any land, and to occupy this land for the Permanent Works,
(ii)	damage which is an unavoidable result of the Contractor's obligations to execute the Works and remedy any defects, and
(iii)	a cause listed in Sub-Clause 17.3 [Contract Awarder's Risks], except to the extent that cover is available at commercially reasonable terms.

18.4        Insurance for Contractor's Personnel

The Contractor shall effect and maintain insurance against liability for claims, damages, losses and expenses (including legal fees and expenses) arising from injury, sickness, disease or death of any person employed by the Contractor or any other of the Contractors Personnel.

The Contract Awarder shall also be indemnified under the policy of insurance, except that this insurance may exclude losses and claims to the extent that they arise from any act or neglect of the Contract Awarder or of the Contract Awarder's Personnel.

The insurance shall be maintained in full force and effect during the whole time that these personnel are assisting in the execution of the Works. For a Subcontractor's employees, the insurance may be effected by the Subcontractor, but the Contractor shall be responsible for compliance with this Clause.

19.           Force Majeure

19.1        Definition of Force Majeure

In this Clause, "Force Majeure" means an exceptional event or circumstance:

(a)	which is beyond a Party's control,

(b)	which such Party could not reasonably have provided against before entering into the Contract,

(c)	which, having arisen, such Party could not reasonably have avoided or overcome, and

(d)	which is not substantially attributable to the other Party.

Force Majeure may include, but is not limited to, exceptional events or circumstances of the kind listed below, so long as conditions (a) to (d) above are satisfied:

(i)	war, hostilities (whether war be declared or not), invasion, act of foreign enemies,
(ii)	rebellion, terrorism, revolution, insurrection, military or usurped power, or civil war,
(iii)	riot, commotion, disorder, strike or lockout by persons other than the Contractor's Personnel and other employees of the Contractor and Subcontractors,
(iv)
munitions of war, explosive materials, ionising radiation or contamination by radio-activity, except as may be attributable to the Contractor's use of such munitions, explosives, radiation or radio-activity, and

(v)	natural catastrophes such as earthquake, hurricane, typhoon or volcanic activity.

19.2        Notice of Force Majeure

If a Party is or will be prevented from performing any of its obligations under the Contract by Force Majeure, then it shall give notice to the other Party of the event or circumstances constituting the Force Majeure and shall specify the obligations, the performance of which is or will be prevented. The notice shall be given within 14 days after the Party became aware, or should have become aware, of the relevant event or circumstance constituting Force Majeure.

The Party shall, having given notice, be excused performance of such obligations for so long as such Force Majeure prevents it from performing them.

Notwithstanding any other provision of this Clause, Force Majeure shall not apply to obligations of either Party to make payments to the other Party under the Contract.

19.3        Duty to Minimise Delay

Each Party shall at all times use all reasonable endeavours to minimise any delay in the performance of the Contract as a result of Force Majeure.

A Party shall give notice to the other Party when it ceases to be affected by the Force Majeure.

19.4        Consequences of Force Majeure

If the Contractor is prevented from performing any of his obligations under the Contract by Force Majeure of which notice has been given under Sub-Clause 19.2 [Notice of Force Majeure], and suffers delay and/or incurs Cost by reason of such Force Majeure, the Contractor shall be entitled subject to Sub-Clause 20.1 [Contractor's Claims] to:

an extension of time for any such delay, if completion is or will be delayed, under SubClause 8.4 [Extension of Time for Completion], and if the event or circumstance is of the kind described in sub-paragraphs (i) to (iv) of SubClause 19.1 [Definition of Force Majeure] and, in the case of subparagraphs (ii) to (iv), occurs in the Country, payment of any such Cost.

After receiving this notice, the Contract Awarder shall proceed in accordance with Sub-Clause 3.5 [Determinations] to agree or determine these matters.

19.5        Force Majeure Affecting Subcontractor

If any Subcontractor is entitled under any contract or agreement relating to the Works to relief from force majeure on terms additional to or broader than those specified in this Clause, such additional or broader force majeure events or circumstances shall not excuse the Contractor's non-performance or entitle him to relief under this Clause.

19.6        Optional Termination, Payment and Release

If the execution of substantially all the Works in progress is prevented for a continuous period of 84 days by reason of Force Majeure of which notice has been given under Sub-Clause 19.2 [Notice of Force Majeure], or for multiple periods which total more than 140 days due to the same notified Force Majeure, then either Party may give to the other Party a notice of termination of the Contract. In this event, the termination shall take effect 7 days after the notice is given, and the Contractor shall proceed in accordance Sub-Clause 16.3 [Cessation of Work and Removal of Contractor's Equipment].

Upon such termination, the Contract Awarder shall pay to the Contractor:

(a)	the amounts payable for any work carried out for which a price is stated in the Contract;

(b)
the Cost of Plant and Materials ordered for the Works which have been delivered to the Contractor, or of which the Contractor is liable to accept delivery: this Plant and Materials shall become the property of (and be at the risk of) the Contract Awarder when paid for by the Contract Awarder, and the Contractor shall place the same at the Contract Awarder's disposal;

(c)	any other Cost or liability which in the circumstances was reasonably incurred by the Contractor in the expectation of completing the Works;

(d)
the Cost of removal of Temporary Works and Contractor's Equipment from the Work Site and the return of these items to the Contractor's works in his country (or to any other destination at no greater cost); and

(e)	the Cost of repatriation of the Contractor's staff and labour employed wholly in connection with the Works at the date of termination.

19.7           Release from Performance under the Law

Notwithstanding any other provision of this Clause, if any event or circumstance outside the control of the Parties (including, but not limited to, Force Majeure) arises which makes it impossible or unlawful for either or both Parties to fulfil its or their contractual obligations or which, under the law governing the Contract, entitles the Parties to be released from further performance of the Contract, then upon notice by either Party to the other Party of such event or circumstance:

(a)	the Parties shall be discharged from further performance, without prejudice to the rights of either Party in respect of any previous breach of the Contract, and

(b)
the sum payable by the Contract Awarder to the Contractor shall be the same as would have been payable under Sub-Clause 19.6 [Optional Termination, Payment and Release] if the Contract had been terminated under Sub-Clause 19.6.

20.           Claims, Disputes and Arbitration

20.1        Contractor's Claims

If the Contractor considers himself to be entitled to any extension of the Time for Completion and/or any additional payment, under any Clause of these Conditions or otherwise in connection with the Contract, the Contractor shall give notice to the Contract Awarder, describing the event or circumstance giving rise to the claim. The notice shall be given as soon as practicable, and not later than 28 days after the Contractor became aware, or should have become aware, of the event or circumstance.

If the Contractor fails to give notice of a claim within such period of 28 days, the Time for Completion shall not be extended, the Contractor shall not be entitled to additional payment, and the Contract Awarder shall be discharged from all liability in connection with the claim. Otherwise, the following provisions of this Sub-Clause shall apply.

The Contractor shall also submit any other notices which are required by the Contract, and supporting particulars for the claim, all as relevant to such event or circumstance.

The Contractor shall keep such contemporary records as may be necessary to substantiate any claim, either on the Work Site or at another location acceptable to the Contract Awarder. Without admitting liability, the Contract Awarder may, after receiving any notice under this Sub-Clause, monitor the recordkeeping and/or instruct the Contractor to keep further contemporary records. The Contractor shall permit the Contract Awarder to inspect all these records, and shall (if instructed) submit copies to the Contract Awarder.

Within 42 days after the Contractor became aware (or should have become aware) of the event or circumstance giving rise to the claim, or within such other period as may be proposed by the Contractor and approved by the Contract Awarder, the Contractor shall send to the Contract Awarder a fully detailed claim which includes full supporting particulars of the basis of the claim and of the extension of time and/or additional payment claimed. If the event or circumstance giving rise to the claim has a continuing effect:

(a)	this fully detailed claim shall be considered as interim;

(b)
the Contractor shall send further interim claims at monthly intervals, giving the accumulated delay and/or amount claimed, and such further particulars as the Contract Awarder may reasonably require; and

(c)
the Contractor shall send a final claim within 28 days after the end of the effects resulting from the event or circumstance, or within such other period as may be proposed by the Contractor and approved by the Contract Awarder.

Within 42 days after receiving a claim or any further particulars supporting a previous claim, or within such other period as may be proposed by the Contract Awarder and approved by the Contractor, the Contract Awarder shall respond with approval, or with disapproval and detailed comments. He may also request any necessary further particulars, but shall nevertheless give his response on the principles of the claim within such time.

Each interim payment shall include such amounts for any claim as have been reasonably substantiated as due under the relevant provision of the Contract. Unless and until the particulars supplied are sufficient to substantiate the whole of the claim, the Contractor shall only be entitled to payment for such part of the claim as he has been able to substantiate.

The Contract Awarder shall proceed in accordance with Sub-Clause 3.5 [Determinations] to agree or determine (i) the extension (if any) of the Time for Completion (before or after its expiry) in accordance with Sub-Clause 8.4 [Extension of Time for Completion], and/or (ii) the additional payment (if any) to which the Contractor is entitled under the Contract.

The requirements of this Sub-Clause are in addition to those of any other Sub-Clause which may apply to a claim. If the Contractor fails to comply with this or another Sub-Clause in relation to any claim, any extension of time and/or additional payment shall take account of the extent (if any) to which the failure has prevented or prejudiced proper investigation of the claim, unless the claim is excluded under the second paragraph of this Sub-Clause.

20.2        Appointment of the Dispute Adjudication Board

Disputes shall be adjudicated by a DAB in accordance with Sub-Clause 20.4 [Obtaining Dispute Adjudication Board's Decision]. The Parties shall jointly appoint a DAB by the date 28 days after a Party gives notice to the other Party of its intention to refer a dispute to a DAB in accordance with Sub-Clause 20.4.

The DAB shall comprise, as stated in the Contract Agreement, either one or three suitably qualified persons ("the members"). If the number is not so stated and the Parties do not agree otherwise, the DAB shall comprise three persons.

If the DAB is to comprise three persons, each Party shall nominate one member for approval of the other Party. The Parties shall consult both these members and shall agree upon the third member, who shall be appointed to act as chairman.

However, if a list of potential members is included in the Contract, the members shall be selected from those on the list, other than anyone who is unable or unwilling to accept appointment to the DAB.

The agreement between the Parties and either the sole member '("adjudicator") or each of the three members shall incorporate by reference the General Conditions of Dispute Adjudication Agreement contained in the Appendix to these General Conditions, with such amendments as are agreed between them.

The terms of the remuneration of either the sole member or each of the three members, shall be mutually agreed upon by the Parties when agreeing the terms of appointment. Each Party shall be responsible for paying one-half of this remuneration.

If at any time the Parties so agree, they may appoint a suitably qualified person or persons to replace any one or more members of the DAB. Unless the Parties agree otherwise, the appointment will come into effect if a member declines to act or is unable to act as a result of death, disability, resignation or termination of appointment. The replacement shall be appointed in the same manner as the replaced person was required to have been nominated or agreed upon, as described in this Sub-Clause.

The appointment of any member may be terminated by mutual agreement of both Parties, but not by the Contract Awarder or the Contractor acting alone. Unless otherwise agreed by both Parties, the appointment of the DAB (including each member) shall expire when the DAB has given its decision on the dispute referred to it under Sub-Clause 20.4, unless other disputes have been referred to the DAB by that time under Sub-Clause 20.4, in which event the relevant date shall be when the DAB has also given decisions on those disputes.

20.3        Failure to Agree Dispute Adjudication Board

If any of the following conditions apply, namely:

(a)	the Parties fail to agree upon the appointment of the sole member of the DAB by the date stated in the first paragraph of Sub-Clause 20.2 [Appointment of the Dispute Adjudication Board),

(b)	either Party fails to nominate a member (for approval by the other Party) of a DAB of three persons by such date,

(c)	the Parties fail to agree upon the appointment of the third member (to act as chairman) of the DAB by such date, or

(d)
the Parties fail to agree upon the appointment of a replacement person within 42 days after the date on which the sole member or one of the three members declines to act or is unable to act as a result of death, disability, resignation or termination of appointment, then the appointing entity or official named in the Contract Agreement shall, upon the request of either or both of the Parties and after due consultation with both Parties, appoint this member of the DAB. This appointment shall be final and conclusive. Each Party shall be responsible for paying one-half of the remuneration of the appointing entity or official.

20.4        Obtaining Dispute Adjudication Board's Decision

If a dispute (of any kind whatsoever) arises between the Parties in connection with, or arising out of, the Contract or the execution of the Works, including any dispute as to any certificate, determination, instruction, opinion or valuation of the Contract Awarder, then after a DAB has been appointed pursuant to Sub-Clauses 20.2 [Appointment of the DAB] and 20.3 [Failure to Agree DAB], either Party may refer the dispute in writing to the DAB for its decision, with a copy to the other Party. Such reference shall state that it is given under this Sub-Clause.

For a DAB of three persons, the DAB shall be deemed to have received such reference on the date when it is received by the chairman of the DAB.

Both Parties shall promptly make available to the DAB all information, access to the Work Site, and appropriate facilities, as the DAB may require for the purposes of making a decision on such dispute. The DAB shall be deemed to be not acting as arbitrator(s).

Within 84 days after receiving such reference, or the advance payment referred to in Clause 6 of the Appendix - General Conditions of the Dispute Adjudication Agreement, whichever date is later, or within such other period as may be proposed by the DAB and approved by both Parties, the DAB shall give its decision, which shall be reasoned and shall state that it is given under this Sub-Clause. However, if neither of the Parties has paid in full the invoices submitted by each Member pursuant to Clause 6 of the Appendix, the DAB shall not be obliged to give its decision until such invoices have been paid in full. The decision shall be binding on both Parties, who shall promptly give effect to it unless and until it shall be revised in an amicable settlement or an arbitral award as described below. Unless the Contract has already been abandoned, repudiated or terminated, the Contractor shall continue to proceed with the Works in accordance with the Contract.

If either Party is dissatisfied with the DAB's decision, then either Party may, within 28 days after receiving the decision, give notice to the other Party of its dissatisfaction. If the DAB fails to give its decision within the period of 84 days (or as otherwise approved) after receiving such reference or such payment, then either Party may, within 28 days after this period has expired, give notice to the other Party of its dissatisfaction.

In either event, this notice of dissatisfaction shall state that it is given under this Sub-Clause, and shall set out the matter in dispute and the reason(s) for dissatisfaction. Except as stated in SubClause 20.7 [Failure to Comply with Dispute Adjudication Board's Decision] and Sub-Clause 20.8 [Expiry of Dispute Adjudication Board's Appointment], neither Party shall be entitled to commence arbitration of a dispute unless a notice of dissatisfaction has been given in accordance with this Sub-Clause.

If the DAB has given its decision as to a matter in dispute to both Parties, and no notice of dissatisfaction has been given by either Party within 28 days after it received the DAB's decision, then the decision shall become final and binding upon both Parties.

20.5        Amicable Settlement

Where notice of dissatisfaction has been given under Sub-Clause 20.4 above, both Parties shall attempt to settle the dispute amicably before the commencement of arbitration. However, unless both Parties agree otherwise, arbitration may be commenced on or after the fifty-sixth day after the day on which notice of dissatisfaction was given, even if no attempt at amicable settlement has been made.

20.6        Arbitration

Unless settled amicably, any dispute in respect of which the DAB's decision (if any) has not become final and binding shall be finally settled by international arbitration. Unless otherwise agreed by both Parties:

(a)	the dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce,

(b)	the dispute shall be settled by three arbitrators appointed in accordance with these Rules, and

(c)	the arbitration shall be conducted in the language for communications defined in Sub-Clause 1.4 [Law and Language].

The arbitrator(s) shall have full power to open up, review and revise any certificate, determination, instruction, opinion or valuation of (or on behalf of) the Contract Awarder, and any decision of the DAB, relevant to the dispute.

Neither Party shall be limited in the proceedings before the arbitrator(s) to the evidence nor the arguments previously put before the DAB to obtain its decision, or to the reasons for dissatisfaction given in its notice of dissatisfaction. Any decision of the DAB shall be admissible in evidence in the arbitration.

Arbitration may be commenced prior to or after completion of the Works. The obligations of the Parties and the DAB shall not be altered by reason of any arbitration being conducted during the progress of the Works.

20.7        Failure to Comply with Dispute Adjudication Board's Decision

In the event that:

(a)	neither Party has given notice of dissatisfaction within the period stated in Sub-Clause 20.4 [Obtaining Dispute Adjudication Board's Decision],

(b)	the DAB's related decision (if any) has become final and binding, and

(c)	a Party fails to comply with this decision,

then the other Party may, without prejudice to any other rights it may have, refer the failure itself to arbitration under Sub-Clause 20.6 [Arbitration]. Sub-Clause 20.4 [Obtaining Dispute Adjudication Board's Decision] and Sub-Clause 20.5 [Amicable Settlement] shall not apply to this reference.

20.8        Expiry of Dispute Adjudication Board's Appointment

If a dispute arises between the Parties in connection with, or arising out of, the Contract or the execution of the Works and there is no DAB in place, whether by reason of the expiry of the DAB's appointment or otherwise:

(a)	Sub-Clause 20.4 [Obtaining Dispute Adjudication Board's Decision] and Sub-Clause 20.5 [Amicable Settlement] shall not apply, and

(b)	the dispute may be referred directly to arbitration under Sub-Clause 20.6 [Arbitration].

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ENGINEERING & ASSOCIATES S.B.
PLANT BIOFUELS CORPORATION SDN BHD
(626499-X)